Exhibit 10.1

Confidential information in the schedules and exhibits to this agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request

ASSET PURCHASE AGREEMENT
BY AND AMONG
MERITAGE HOMES CORPORATION
BK RESIDENTIAL CONSTRUCTION, LLC
LEGENDARY REALTY & MARKETING, INC.
RICHARD B. MEANS
SHERRY M. MEANS AS TRUSTEE OF THE MEANS GIFT TRUST U/T/D DECEMBER 30, 2012
STEVEN K. TAYLOR
AND THE OTHER SELLER INDEMNITORS NAMED HEREIN
DATED JULY 10, 2014

ARTICLE I	Purchase and Sale of Assets	1
1.1	Closing	1
1.2	Assets to be Purchased	1
1.3	Assets Not Being Transferred	2
1.4	Liabilities	2
1.5	Purchase Price; Earn-Out; and Adjustment	5
1.6	Allocation of Purchase Price	10
1.7	Withholding Tax	11
1.8	Risk of Loss	12
ARTICLE II	Conduct Pending The Closing	12
2.1	Conduct of Business Pending the Closing	12
2.2	Notification of Certain Matters	12
2.3	No Negotiations	13
2.4	Public Announcements	13
2.5	Confidentiality	13
2.6	Consents and Further Assurances	13
2.7	Right to Enter and Inspect	14
2.8	Tax Certificates	15
2.9	Contemplated Transfer and Exercise of Option-Additional Selling Party	15
ARTICLE III	Additional Agreements	15
3.1	Employment	15
3.2	Charter Amendment and Cancellation of Affiliate Agreements	16
3.3	Independent Auditors	17
3.4	Selling Parties’ Representative	17
3.5	Warranty Administration	17
3.6	Real Property Assets and Real Estate Escrow	18
3.7	Title Matters	20
3.8	Selling Parties as Agent for Homes Under Construction and Contract	22
3.9	Continuation of Insurance	22
3.1	Development Funding Obligations	23
3.11	Additional Real Property	23
3.12	Repurchase of Certain Lots	23

ARTICLE IV	Conditions	23
4.1	Conditions to Obligations of all Parties	23
4.2	Conditions to Obligation of Selling Parties	24
4.3	Conditions to Obligations of Buyer	24
ARTICLE V	Closing	26
5.1	Selling Parties’ Obligations	26
5.2	Buyer’s Obligations	27
5.3	Transfer Fees, Title Costs, and Closing Costs and Other Fees; Prorations	28
ARTICLE VI	Representations and Warranties, Indemnification	29
6.1	Representations and Warranties of Buyer	29
6.2	Representations and Warranties of Selling Parties	29
6.3	Survival of Representations and Warranties	29
6.4	Indemnification of Buyer by Selling Parties	29

6.5	Indemnification of Selling Parties by Buyer	30
6.6	Procedure for Indemnification of Third Party Claim and Litigation	30
6.7	Additional Provisions	31
ARTICLE VII	Termination/Remedies	34
7.1	Termination	34
7.2	Effect of Termination	34
7.3	Specific Performance	34
ARTICLE VIII	General Provisions	34
8.1	Notices	34
8.2	Counterparts	36
8.3	Governing Law	36
8.4	Dispute Resolution	36
8.5	Assignment	36
8.6	Gender and Number	36
8.7	Schedules and Exhibits	37
8.8	Waiver of Provisions	37
8.9	Costs	37
8.1	Amendment	37
8.11	Severability	37
8.12	Binding Effect	37
8.13	Construction	37
8.14	Time Periods	37
8.15	Headings	38
8.16	Access to Records	38
8.17	Entire Agreement	38
8.18	No Third-Party Beneficiaries	38

ASSET PURCHASE AGREEMENT APPENDICES
Appendix I    Definitions
Appendix II    Representations and Warranties of Buyer
Appendix III    Representations and Warranties of Selling Parties
Asset Purchase Agreement Exhibits
Exhibit A    Non-Disclosure and Non-Compete Agreement
Exhibit B    Sample Earn-Out Calculation
Exhibit C     Dispute Resolution Procedures
Exhibit D    Form(s) of Limited Warranty Deed
Exhibit E    Assignment and Assumption Agreement (Contract and Lease Forms)
Exhibit F     Assignment of Intellectual Property
Exhibit G    Bill of Sale and Assignment Agreement

Asset Purchase Agreement Schedules
APA Schedule 1.3        Other Excluded Assets
APA Schedule 1.4A(1)     Sample Balance Sheet
APA Schedule 2.1        Conduct of Business Pending Closing
APS Schedule 2.6        Costs of Licenses and Permits
APA Schedule 3.1        Vacation Accruals
APA Schedule 3.6A(6)    Affiliate Property
APA Schedule 3.7A        Real Property Assets; Title Reports; Surveys
APA Schedule 3.7C         Disapproved Title Exceptions

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 10, 2014, by and among MERITAGE HOMES CORPORATION, a Maryland corporation (“Buyer”), on the one hand; and BK RESIDENTIAL CONSTRUCTION, LLC a Georgia limited liability company and LEGENDARY REALTY & MARKETING, INC., a Georgia corporation (together, “Seller”), its owners RICHARD B. MEANS (“Means”) and Sherry M. Means as Trustee of THE MEANS GIFT TRUST U/T/D DECEMBER 30, 2012 (the “Members”), and key principal STEVEN K. TAYLOR (“Taylor”, and together with all such Seller parties, collectively, the “Selling Parties”), on the other hand.
RECITALS
A.    Seller owns and operates land and lot development, homebuilding, and home sales operations in the States of Georgia, North Carolina and South Carolina (collectively, the “Business”). The Members control Seller.
B.    Each of the Selling Parties either (i) has a direct ownership interest in Seller, (ii) is an entity that provides significant services to Seller, or (iii) is a principal decision-maker of Seller, and will benefit from the transactions contemplated by this Agreement.
C.    Pursuant to this Agreement, Buyer will acquire certain assets of the Business, subject to certain enumerated liabilities and other obligations of the Business.
D.    In connection therewith, each Selling Party has agreed to execute, deliver and perform the Non-Disclosure and Non-Compete Agreement in the form of Exhibit A hereto (the “Non-Disclosure and Non-Compete Agreement”).
E.    As used in this Agreement, the capitalized terms not defined in text shall have the meanings ascribed to them in Appendix I.
In consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties agree as follows:
ARTICLE I
Purchase and Sale of Assets
1.1    Closing. The closing of the purchase and sale of the Business (the “Closing”) shall take place within three (3) business days following satisfaction or waiver of the conditions set forth in Article IV, or such other time and place as agreed to between Buyer and Seller no less than three (3) business days prior to an anticipated Closing. The anticipated closing date is August 1, 2014. The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date”, and the transaction contemplated hereby shall be effective for tax and accounting purposes at 11:59 PM Eastern Time on the Closing Date (the “Effective Time”).

1.2    Assets to be Purchased. Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties contained herein, at the Closing, Seller agrees to sell, convey, grant, assign, and transfer to Buyer, and Buyer agrees to purchase and acquire, all of Seller’s (and subject to Section 3.6A, the Selling Parties’) right, title and interest in and to all assets, properties, or rights of every nature, kind, description, tangible and intangible (including goodwill), wherever located and whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (including prospective pipeline transactions and arrangements, which relate to, or are used or held for use in connection with, the Business, including, but not limited to the Real Property Assets and the Personal Property Assets, and also to include all rights and title to the ongoing operations of the Seller’s dedicated sales affiliate Legendary Realty & Marketing, Inc. whether by acquisition of ownership interests or via an asset acquisition (all such assets other than the Excluded Assets, the “Acquired Assets”).
1.3    Assets Not Being Transferred. Notwithstanding the foregoing, Seller shall retain and Buyer will not purchase the following assets (the “Excluded Assets”):
1.    all of Seller’s right, title and interest under or related to this Agreement and the other Transaction Agreements, including, without limitation, the consideration delivered pursuant to this Agreement;
2.    Seller’s Cash and Cash Equivalents;
3.    original accounting and financial records of Seller;
4.    books, instruments, papers and records that relate exclusively to Excluded Assets or Excluded Liabilities;
5.    all insurance policies and rights (including deposits, rebates or refunds) thereunder which shall expressly include as Excluded Assets the errors and omissions/builder’s risk policies, benefits under liability policies, and all prepaid insurance (subject to Seller’s covenants referenced in Section 3.8 and Section 3.9 below);
6.    deferred Taxes and claims for refund of refund of Taxes;
7.    assets under Employee Benefit Plans; and
8.    the assets listed on APA Schedule 1.3.
1.4    Liabilities.
A.    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume from and after the Effective Time and perform and pay when due, only the following Liabilities (the “Assumed Liabilities”):

1.    Those certain operating liabilities reflected on the Final Closing Balance Sheet consisting of the following line items within “Current Liabilities”: “Accounts Payable”, “Earnest Money”, and “Accrued Rent Expenses” (the “Balance Sheet Operating Liabilities”) as per the sample balance sheet of the Business as of May 31, 2014 attached as APA Schedule 1.4A(1) (the “Sample Balance Sheet”), as to be brought forward and reaffirmed on the Preliminary Closing Balance Sheet described below as reflecting on a pro forma basis, among the categories thereon, the Acquired Assets and Balance Sheet Operating Liabilities in accordance with accounting principles generally accepted in the United States (“GAAP”) except to the extent specific procedures alternate to GAAP are expressly identified on such APA Schedule 1.4A(1), and, without limitation of the foregoing, Balance Sheet Operating Liabilities shall expressly exclude (i) Excluded Liabilities (as defined below), (ii) any Indebtedness of Seller, whether to third parties, Selling Parties or affiliates or associates thereof, (iii) Taxes of any kind, and (iv) any warranty obligations and reserves, which will be handled in the manner set forth in Section 3.5;
2.    the obligations under the Acquired Non-Real Estate Contracts and Existing Real Estate Contracts to the extent listed on Schedules 3.12(3) and 3.13 and properly assigned to Buyer or otherwise utilized by Buyer subject to Section 2.6 below, and performed or arising out of events occurring after the Closing Date (excluding any Continuing Liabilities as more fully described in Section 1.4C. below);
3.    The Assumed Employee Liabilities described in Section 3.1 below; and
4.    Buyer’s agreement to pay directly, or reimburse applicable Selling Parties for, certain fees, expenses, Taxes, or other items but only if and to the extent expressly contemplated herein.
B.    Excluded Liabilities. Buyer shall not assume, acquire, or be responsible for any Liabilities of Selling Parties or any of their affiliates or associates other than the Assumed Liabilities (the “Excluded Liabilities”). Seller will, and each of the Selling Parties agree to cause Seller to, fully and timely discharge or cause the discharge of all Excluded Liabilities in accordance with their terms. Without limiting the generality of the foregoing, Excluded Liabilities shall include, but not be limited to, any obligation or liability of the Business or a Selling Party arising out of or related to the following or which arises as a result of the Closing:
1.    houses, units, subdivisions or projects developed or constructed or under development or construction, including obligations under any land acquisition, project development, land use, bonding, engineering or architectural contracts or obligations, or otherwise, and any warranty, construction defect or other claims, that in each case arise from, relate or pertain to pre-Closing acts, ownership, operations, actions or omissions of the Business or the Selling Parties, except and only to the extent Balance Sheet Operating Liabilities related to such items are reflected on the Final Closing Balance Sheet;
2.    (i) Taxes relating, directly or indirectly, to the Business, the Acquired Assets or the Assumed Liabilities, in each instance with respect to, arising from, or regarding any tax period, or portion thereof, ending on or prior to the Closing Date, (ii) Taxes of or with respect to any Selling Party, including but not limited to any Tax relating, directly or indirectly, to the Excluded Assets or the Excluded Liabilities, (iii) Taxes that arise out of the consummation of the transactions contemplated in this Agreement (subject again to any specific agreement by Buyer to bear a portion of any such Taxes expressly set forth herein), (iv) Taxes that are the responsibility of the Selling Parties, as contemplated in Section 5.3B, (v) Taxes that may be deemed, or treated as assumed by, or transferred to, Buyer or any of its affiliates, pursuant to any doctrine of successor or transferee liability, de factor merger, or otherwise by operation of Law or contract, (vi) Taxes relating to, or arising from, any breach by any Seller Party of any provision of this Agreement or (vii) any roll-back taxes relating to the Acquired Assets or any other property previously owned by the Selling Parties;
3.    any Employee Benefit Plan providing benefits to any present or former employee, officer, director, independent contractor or consultant of Seller;
4.    except for the Assumed Employee Liabilities as set forth in Section 3.1, any present or former employees, officers, directors, independent contractors or consultants of Seller, including, without limitation, any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
5.    pre-Closing compliance with any Laws, including any Environmental Laws, or violations thereof;
6.    any litigation, arbitration, mediation, and other claims or demands of any nature involving, related to or arising from the Selling Parties or from the pre-Closing operation of the Business; and
7.    the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of Selling Parties’ counsel, accountants, consultants, advisers and others; costs required to be paid by the Selling Parties hereunder or under the Transaction Agreements, including those referenced in Sections 2.6 and 5.3; costs, including any prepayment penalties, relating to the repayment of Indebtedness; and any severance, change in control, bonus or other payments to employees, independent contractors or others in the employ of Seller.
C.    Continuing Liabilities. For avoidance of doubt,

1.    Liabilities that give rise or relate to damages for personal liability, breach of contract, violation of Law or similar issues, that arise out of actions or omissions of the Selling Parties or the Business which commenced prior to the Closing Date and that are continued by Buyer thereafter shall be the obligation of Selling Parties unless and until Buyer is notified of the action or omission giving rise to Liability, the action or omission is curable, and Buyer has had an opportunity to cure the violation (“Continuing Liabilities”), and in such event Buyer shall be responsible only for Liabilities that arise after the action or omission reasonably should have been cured, and any out-of-pocket costs or expenses to cure the action or omission shall be Excluded Liabilities; and
2.    Disclosure of Liabilities on a disclosure schedule attached hereto (other than APA Schedule 1.4.A(1)) shall in no way affect Selling Parties’ responsibilities hereunder relating to Excluded Liabilities.
1.5    Purchase Price; Earn-Out; and Adjustment.
A.    Purchase Price. As purchase price for the Acquired Assets, Seller will be paid at Closing the following consideration (the “Purchase Price”), which shall be subject to adjustment as provided herein subject to the other provisions of this Agreement, and which Buyer will pay to Seller, in immediately available funds, the sum of the items (1) (as shown on the Preliminary Balance Sheet) and (2) below reduced by the sum of the items in (3) and (4) (each as shown on the Preliminary Balance Sheet), and further reduced by the sum of the items in (5) and (6) below (such payment, the “Closing Payment”), as the amount thereof may be later adjusted based on the Final Closing Balance Sheet per the procedures in Section 1.5C below:
1.    the book value of the Acquired Assets minus the amount of Seller’s Cash and Cash Equivalents, in each case, determined in accordance with GAAP, as to be estimated on the Preliminary Closing Balance Sheet and conclusively shown on the Final Closing Balance Sheet
2.    a Premium of $45,000,000 (the “Premium”)
3.    all Indebtedness of Seller, whether to a third party, Selling Party or affiliate or associate thereof, encompassing the line items “Construction Loans”, “Short Term Notes Payable-Member” and “Note Payable-Member” as to be estimated on the Preliminary Closing Balance Sheet and conclusively shown on the Final Closing Balance Sheet, to be paid off by Buyer at Closing and treated as Purchase Price consideration; provided, however, (i) Buyer shall have no obligation to pay off any indebtedness of Seller to the extent it exceeds the sum of the aggregate amounts determined under clause (1) – (2) above and (ii) any prepayment penalty or similar charge shall be paid by Seller from its existing cash balances (or otherwise serve as a reduction to the Purchase Price)

4.    the sum of the Balance Sheet Operating Liabilities and Assumed Employee Liabilities, as to be estimated on the Preliminary Closing Balance Sheet and conclusively shown on the Final Closing Balance Sheet
5.    $500,000 representing the Holdback Fund (described in subsection D below)
6.    $1,000,000 representing the Warranty Fund (described in Section 3.5)
In addition, Buyer shall pay to Seller the Earn-out payments, if any, as contemplated in Section 1.5B. The Purchase Price shall include any amounts from the Holdback Fund and Warranty Fund only to the extent eventually paid to Seller.
B.    Earn-Out. In addition to the foregoing, Seller will receive from Buyer deferred payments, to the extent earned, in an amount equal to the sum of (i) 10.8% of the Pre-Tax Net Income of the Business plus (ii) an additional 9.2% of the Pre-Tax Net Income of the Business in excess of $30,816,000, determined in accordance with GAAP subject to the mutually agreed pro forma adjustments described below, for each Earn-Out Period as provided below and such payments will be a component of the Purchase Price (collectively, the “Earn-Out Payments”).  Notwithstanding the foregoing, (i) if at any time during any 12-month Earn-Out Period Steven K. Taylor ceases to be employed by Buyer by virtue of his resignation without “Good Reason” (as such term is defined in his Employment Agreement with Buyer) or by a termination by Buyer with Cause (as defined in Appendix I), fifty percent (50%) of the Earn-Out Payment for that Earn-Out Period and fifty percent (50%) of any Earn-Out Payment for all remaining Earn-Out Periods will be forfeited, (ii) if at any time during any 12-month Earn-Out Period Patrick B. Madden ceases to be employed by Buyer by virtue of his resignation without “Good Reason” (as such term is defined in his Employment Agreement with Buyer) or by a termination by Buyer with Cause (as defined in Appendix I), twenty percent (20%) of the Earn-Out Payment for that Earn-Out Period and twenty percent (20%) of any Earn-Out Payment for all remaining Earn-Out Periods will be forfeited, and (iii) if at any time during the 12-month Earn-Out period Richard B. Means ceases to be employed by Buyer by virtue of his resignation without “Good Reason” (as defined in the Means Agreement) or by a termination by Buyer with Cause (as defined in Appendix I), thirty percent (30%) of the Earn-Out Payment for that Earn-Out Period and thirty percent (30%) of any Earn-Out Payment for all remaining Earn-Out Periods will be forfeited.
1.    “Earn-Out Period” will mean for the first Earn-Out Period, the period commencing on August 1, 2014 and ending on July 31, 2015; for the second Earn-Out Period, the period commencing on August 1, 2015 and ending on July 31, 2016; for the final Earn-Out Period, the period commencing on August 1, 2016 and ending on July 31, 2017.
2.    “Pre-Tax Net Income” will mean the consolidated income of the Business before income Taxes determined in accordance with GAAP, after giving effect to the following (to the extent not already reflected in the calculation of such income of the Business, and in each case as may be further clarified per subsection 3 below):
(i)    Seller’s Charlotte, North Carolina-area assets will be managed and built-out and/or sold by Meritage’s existing Charlotte operations, provided, however that the Earn-Out calculation will include the Pre-Tax Income from the Charlotte-area Acquired Assets (which shall include the “BK Charlotte Pipeline” (as defined in Appendix I), but will not include any portion of the Pre-Tax Net Income relating to Buyer’s existing Charlotte-area business or any additional investments in or related to the Charlotte area business after the Closing (other than any BK Charlotte Pipeline eventually purchased by Buyer during any Earn-Out Period). For the Greenville, South Carolina and Atlanta, Georgia markets, the Earn-Out calculations will include Pre-Tax Net Income from pipeline and future investments in or related to these two markets (but will exclude the business, revenue and income relating to any future business acquisitions of other residential builders in those markets). The Pre-Tax Net Income with respect to Seller’s Charlotte area assets shall be calculated after deduction of an overhead charge to be calculated to allocate the proportional share (based on revenue) of the costs associated with the Charlotte area Acquired Assets and Buyer’s existing and future business in the Charlotte area market.
(ii)    inclusion as expenses of compensation paid to each of Steven K. Taylor, Patrick B. Madden and Richard B. Means under their respective employment agreements;
(iii)    inclusion as expenses of corporate costs or expenses allocable to Buyer in accordance with standard policies and methods of Meritage Homes Corporation as well as all business transactions between the Business and Buyer or its affiliates, including without limitation, purchases of products or services from Buyer’s affiliates, which items shall be reflected at cost and on a basis consistent with how Buyer allocates costs and expenses to other divisions;
(iv)    inclusion as expenses of a “Corporate Interest Charge,” which shall consist of interest costs allocated to Buyer by Meritage Homes Corporation, whether expensed directly or amortized through cost of sales, in accordance with Meritage Homes Corporation’s standard allocation policies and methods;
(v)    The Premium and any purchase price accounting adjustments impacting Pre-Tax Net Income shall be (x) excluded, for purposes of computing the Corporate Interest Charge, from the “aggregate book value of the assets of the Business;” and (y) neither deducted nor amortized in computing the Pre-Tax Net Income for any period;

(vi)    all transaction costs of Buyer and its affiliates with respect to or arising out of the consummation of the transactions contemplated by the Transaction Agreements (including the fees and expenses of accountants, legal counsel and financial advisors of Buyer and its affiliates) shall be (x) excluded, for purposes of computing the Corporate Interest Charge, from the “aggregate book value of the assets of the Business” and (y) neither deducted nor amortized in computing the Pre-Tax Net Income for any period;
(vii)    payments under any indemnification provision or to replenish the Holdback Fund or the Warranty Fund shall not be included in the income of Buyer for purposes of computing Pre-Tax Net Income;
(viii)    charges against net income resulting from significant post-Closing changes in accounting principles that are not required by GAAP will be excluded in computing Pre-Tax Net Income;
(ix)    Pre-Tax Net Income will be computed before consideration of the Earn-Out Payments; and
(x)    if during the Earn-out Period the Business shall sell, transfer, or otherwise dispose of to a third party any material portion of the Business, the income from which is taken into account in defining Pre-Tax Net Income and that sale, disposition or transfer could adversely affect any Earn-out Compensation, then the amount of Pre-Tax Net Income shall be appropriately and equitably adjusted in light of past contributions to Pre-Tax Net Income made by such business transferred.
3.    Exhibit B hereto sets forth a sample calculation of the Earn-Out (the “Sample Earn-Out Calculation”). In the event of a conflict between the description of the calculation set forth herein and Exhibit B, Exhibit B shall control. Buyer shall exercise its prerogatives as the owner and operator of the Business after the Closing in good faith, without any action or omission whose primary purpose or intent is to reduce the Pre-Tax Net Income so as to reduce the Earn-Out earned hereunder.
4.    There will be three Earn-Out Payments, if earned, one for each of the three consecutive Earn-Out Periods following the Closing Date.
5.    Buyer will pay to the Seller 90% of each estimated Earn-Out Payment for the previous (i.e., just ended) Earn-Out Period in cash on or before the sixtieth (60th) day following the end of that Earn-Out Period. Buyer will deliver to Seller on or prior to such payment a notice setting forth in reasonable detail the calculation of the estimated Pre-Tax Net Income for such Earn-Out Period.
6.    Seller shall have a period of ten days to dispute in writing the calculation of the Earn-Out Payment. If Seller does not dispute the calculation of the Earn-Out Payment, Buyer will pay to Seller the remaining 10% of such Earn-Out Payment within ten days of the expiration of the dispute period. If the Seller disputes the calculation of the Earn-Out Payment and Buyer and the Seller are unable to resolve that dispute, the parties will arbitrate the dispute in the manner provided in Section 3 of Exhibit C, except as modified herein. Seller may accept the partial estimated Earn-Out Payment without any effect on its rights to so dispute the calculation. There will be a single arbitrator (the “Arbitrator”) appointed by agreement of Buyer and the Seller within thirty (30) days of receipt by Buyer of a notice from the Seller that the Earn-Out Payment calculation is disputed, or, if no timely agreement is reached, selected in the manner provided in Section C of Exhibit C. Such Arbitrator will be entitled to hire and rely on an accounting firm of at least one hundred certified public accountants (other than the firms then serving as auditors for Buyer or that provide accounting, Tax or other services to Selling Parties or Seller), as may be mutually agreed upon by Buyer and Seller (or if no agreement, then as decided by the Arbitrator). The arbitration award rendered by the Arbitrator will be final and binding on all parties, and judgment on the arbitration award may be enforced in any court having jurisdiction. If the Earn-Out Payment as determined by the Arbitrator is less than or within 3% of the amount calculated by Buyer, Selling Parties will pay all of the cost of the parties’ accounting and other professionals and will bear the fees and expenses of the Arbitrator. Conversely, if the Earn-Out Payment as determined by the Arbitrator is greater than the amount calculated by Buyer by more than 3%, Buyer will pay all of the cost of the parties’ accounting and other professionals and will bear the fees and expenses of the Arbitrator. Upon receipt of the arbitration award, Buyer or Seller, as the case may be, will pay to the other party the amount determined and reflected by the arbitration award.
C.    Adjustment.
1.    For the purpose of making an initial determination of the Purchase Price of the Business, Seller will deliver to Buyer, at least five (5) days prior to the Closing, a balance sheet, prepared in accordance with GAAP and with the adjustments reflecting Excluded Assets and Excluded Liabilities on a basis consistent with the Sample Balance Sheet, in each case reflecting the estimated closing balances for the Business as of Closing Date (the “Preliminary Closing Balance Sheet”). If Buyer objects to the Preliminary Closing Balance Sheet, the parties will seek in good faith to promptly resolve the dispute.
2.    No later than sixty (60) days after the Closing Date, Buyer will deliver to Seller a balance sheet reflecting its determination of actual closing balances for the Business, prepared on a basis consistent with the Preliminary Closing Balance Sheet (the “Final Closing Balance Sheet).
3.    The Final Closing Balance Sheet will become final and binding on the parties, unless within fifteen (15) business days following delivery thereof to Seller, Seller notifies Buyer in writing that Seller objects thereto. During such period,

Seller and its advisers shall have access to the work papers and support documents of the accountants preparing such Final Closing Balance Sheet. If Seller objects to the Final Closing Balance Sheet, and after good faith consultation with respect to the objection the parties are unable to reach an agreement within fifteen (15) days, then the parties will resolve the dispute in the manner provided in Exhibit C.
4.    Within three (3) days of the determination of the Final Closing Balance Sheet, (i) in the event the amounts set forth on the Preliminary Closing Balance Sheet result in a higher Purchase Price than as set forth on the Final Closing Balance Sheet, Selling Parties will within three business days refund to Buyer an amount equal to such excess or (ii) in the event the amounts of the Business set forth on the Final Closing Balance Sheet result in a higher Purchase Price than as set forth on the Preliminary Closing Balance Sheet, Buyer will within three business days pay to Seller as additional Purchase Price an amount equal to such excess. Any payment shall be deemed an adjustment to the Purchase Price and not for indemnification.
D.    Holdback. At the Closing, Buyer will hold back $500,000 (the “Holdback Fund”). The Holdback Fund will be used by Buyer to satisfy indemnification claims of the Buyer that may arise hereunder. The amount of the Holdback Fund, less any reimbursed or pending indemnification or other claims by Buyer, shall be distributed to Seller on the day that is forty-two (42) months following the Closing Date.  In addition, if at any time during such forty-two (42) month period, the Holdback Fund is insufficient to reimburse Buyer for any indemnification claims of Buyer that may arise hereunder, then Buyer shall be entitled to recover the amount of such insufficiency from the Warranty Fund. Seller also agrees that if any time prior to the day that is forty-two (42) months following the Closing Date, the amount of funds held in the Holdback Fund is less than $100,000, Seller (or the Selling Parties) shall, within five days of Buyer’s written request, pay to Buyer additional funds to be deposited into the Holdback Fund by paying to Buyer the amount necessary to replenish the Holdback Fund to (i) if in the first two years of such period, $250,000, or (ii) if thereafter, $125,000. As further provided in Section 6.7B, if Seller (or the Selling Parties) fails to deposit additional funds into the Holdback Fund as required in the above sentence or if such Holdback Fund is otherwise depleted, Buyer may, in addition to any other rights it may have with respect thereto, offset the amount of any shortfall/deficiency against any future Earn-Out Payments owed to Seller.
1.6    Allocation of Purchase Price.
A.    Purchase Price Allocation Schedule. Within sixty (60) days after the Closing Date, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto (the “Purchase Price Allocation Schedule”) with Buyer’s proposed allocation of the Purchase Price (together with any Assumed Liabilities). The Purchase Price Allocation Schedule will be accepted by Seller so long as approximately ninety-five percent (95%) of the Premium paid at Closing is allocated to assets the sale of which would give rise to long-term capital gains for the Seller (the “Previously Agreed Upon Allocation”). If, at any

time prior to the Closing but after the Purchase Price Allocation Schedule is proposed by Buyer and accepted (or deemed accepted) by Seller, there is an adjustment to the Purchase Price, or any component thereof, which adjustment results in a reduction of the Premium paid at Closing to an amount below Forty-Five Million Dollars ($45,000,000), then, in Buyer’s discretion, either (i) Buyer will amend the Purchase Price Allocation Schedule, such that approximately ninety-five percent (95%)of the adjusted Premium paid at Closing is allocated to assets the sale of which would give rise to long-term capital gains for the Seller, which Purchase Price Allocation Schedule will be accepted by Seller, or (ii) the parties will make such other adjustment as are proposed by Buyer subject to the procedures below. If the Purchase Price Allocation Schedule is inconsistent with the Previously Agreed Upon Allocation, then the Seller may object to the Purchase Price Allocation Schedule (or amended Purchase Price Allocation Schedule) within fifteen (15) days after the receipt of such Purchase Price Allocation Schedule, by proposing to Buyer in writing changes to such Purchase Price Allocation Schedule (and in the event no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Purchase Price Allocation Schedule even if such Purchase Price Allocation Schedule is inconsistent with the Previously Agreed Upon Allocation). If Seller objects to the Purchase Price Allocation Schedule as contemplated in the immediately preceding sentence, then Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Purchase Price Allocation Schedule within fifteen (15) days after Buyer’s receipt of written notice of objection from Seller, and failing the same, the matter shall be arbitrated in the manner set forth in Exhibit C. Except to the extent required by law or by a “determination” within the meaning of Code Section 1313(a) (or state law equivalent thereof), Buyer and the Selling Parties shall treat the Earn-Out paid as a component part of, or an adjustment to, the Purchase Price for all purpose of this Agreement, including, but not limited to, the Purchase Price Allocation Schedule and Internal Revenue Service Form 8594, except for any amount treated as interest under Code Section 483.
B.    Tax Returns. Buyer and Seller each hereby agree to file their respective Tax Returns, Tax reports, and Tax forms, including Internal Revenue Service Form 8594, in a manner consistent with the Purchase Price Allocation Schedule (as amended as contemplated in Section 1.6A). Buyer and the Selling Parties shall not (i) take any position in any Tax Return, Tax report, or Tax form, including any amendments thereto, or (ii) reach any settlement or agreement in respect of any Tax audit which, in either case, is inconsistent with the Purchase Price Allocation Schedule (as amended as contemplated above), unless mandated by Tax Law. If mandated by Tax Law, the party taking such position shall provide timely and reasonable notice to the other party of this determination. Nothing in this Section 1.6 shall affect the reporting of the transactions contemplated by the Transaction Agreements in any GAAP Financial Statements. Notwithstanding anything in this Agreement to the contrary, the first two sentences of this Section 1.6B shall not apply to the extent required by law or by a “determination” within the meaning of Code Section 1313(a) (or state law equivalent thereof). In addition, Seller covenants to remain in existence through, at least, the final payment due and owing respecting the Earn-Out, and shall file all Tax Returns, reports and forms (including IRS Form 8594) consistent with the foregoing, including treating the Earn-Out as an adjustment to the Purchase Price for Federal income tax purposes and filing an amended IRS Form 8594 in connection with any Earn-Out payment.
1.7    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price (including the Earn-Out Payments, if any) all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.
1.8    Risk of Loss. All risk of loss with respect to the Acquired Assets before the Effective Time will remain the sole risk of Seller, and all risk of loss with respect to the Acquired Assets subsequent to the Effective Time will become the sole risk of Buyer.
ARTICLE II
Conduct Pending The Closing
2.1    Conduct of Business Pending the Closing. Except as contemplated by this Agreement or set forth on Schedule 2.1, Seller will, and the Members will cause Seller to:
1.    carry on the Business in the ordinary course, in accordance with Law and in substantially the same manner as previously conducted;
2.    preserve intact the Acquired Assets in all material respects;
3.    maintain all facilities and equipment in good condition, ordinary wear and tear excepted;
4.    use commercially reasonable efforts to keep available the services of Seller’s officers and employees as a group;
5.    maintain satisfactory relationships with material suppliers, customers, Governmental Authorities and others having material business relationships with Seller;
6.    not take any action that would result in a breach or inaccuracy of Section 3.9 of Appendix III;
7.    not increase Seller’s aggregate borrowings to be paid off by Buyer at Closing pursuant to Section 1.5A(3) to more than $84,000,000, except for borrowings in the ordinary course of business consistent with past practice;
8.    not make any non-cash distributions to equityholders;
9.    not increase total assets by more than 20% compared to the total assets reflected on the Sample Balance Sheet; and

10.    continue to schedule and execute starts and closings consistent with past practices and generally in accordance with the starts and sales projections as set forth on Schedule 3.12(1)(E).
2.2    Notification of Certain Matters. Seller and the Seller Indemnitors will:
1.    confer on a regular basis with representatives of Buyer and its affiliates and report operational matters and the general status of ongoing operations;
2.    notify Buyer of any material adverse change in the normal course of its business or in the operation of its properties and of any Governmental Authority or third-party complaints, investigations or hearings (or communications indicating that the same may be contemplated);
3.    not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Closing; and
4.    promptly notify Buyer if Selling Parties discover that any representation or warranty made by such party in this Agreement was when made, or has subsequently become, untrue.
2.3    No Negotiations. Selling Parties will not, directly or indirectly (and will not authorize any officer, director, representative, member or Selling Party) to solicit, initiate, encourage the submission or otherwise negotiate with, or respond to any proposal or offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation, or sale of equities of Seller, or acquisition or purchase of all or substantially all of the Acquired Assets, or other business combination involving Seller or the Acquired Assets or the Business, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, or participate in any effort or attempt by any other person to pursue such an alternative proposal. In the event of any inquiry from any person with respect to any alternative proposal, Selling Parties will promptly notify Buyer and such person, without disclosing the identity of the other, that Seller is then subject to an exclusive negotiation agreement with an unnamed party that precludes Seller from having any negotiations with such person or entity.
2.4    Public Announcements. Buyer and Seller will agree on the form and content of the initial press release regarding the transactions contemplated hereby and until the Closing the parties will not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, interested persons, or customers, with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other parties hereto (which consent will not be withheld unreasonably); provided, however, that Buyer and its affiliates may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to Laws (including federal securities Laws) or pursuant to applicable rules or regulations of the New York Stock Exchange.

2.5    Confidentiality. Until the Closing, the Confidentiality Agreement dated March 30, 2014, among the parties shall remain in full force and effect and shall be deemed to apply and bind all Selling Parties.
2.6    Consents and Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to do all things necessary or advisable to consummate this Agreement and the transactions contemplated hereby, including using its commercially reasonable efforts to obtain all necessary waivers, consents of third parties, and all approvals of Governmental Authorities and to make all necessary registrations and filings and submissions of information to Governmental Authorities to secure the benefits thereof for Buyer to the Acquired Assets (including, but not limited to, all contracts contemplated by this Agreement) through other lawful means. Selling Parties, and Buyer agree that they, at any time before or after the Closing, will execute, acknowledge, and deliver any further consents, deeds, assignments, assumptions, conveyances, documents, and instruments of transfer or receipt either necessary to consummate the sale, transfer, assignment, assumption, grant, or conveyance of the Acquired Assets. The costs and expenses to secure any consents or approvals, make any filings or submissions, or otherwise carry out the intent and purpose of this provision shall be: (A) if related to the transfer or assignment of an Acquired Non-Real Estate Contract or Existing Real Estate Contract, including any and all costs relating to counterparty consents, be borne by Seller, (B) if related to the transfer or other required procedures relating to the Real Property Assets forming part of the Acquired Assets, including transfer Taxes, title insurance premiums or expenses, or re-issuance or transfer of construction permits, shall be allocated pursuant to Sections 3.6 and 3.7 hereof and (C) if related to the transfer, assignment, approval or new application by Buyer of a license or Permit issued by a Governmental Authority, unless set forth otherwise on Schedule 2.6, be borne by Buyer.
To the extent any prospective contract or Permit forming part of the Acquired Assets is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Laws, neither this Agreement nor the Transaction Agreements shall constitute an assignment or an attempted assignment of such transferred contract or Permit without the requisite consent or waiver. If any such consents and waivers are not obtained by Seller with respect to any transferred contract or Permit, the Transaction Agreements shall constitute an equitable assignment by Seller to Buyer of all of Seller’s rights, benefits, title and interest in and to such contract or Permit, to the extent permitted by Law, and Buyer shall be deemed to be the Seller’s agent for the purpose of completing, fulfilling and discharging all of the Seller’s rights and liabilities arising after the Closing Date under such contract or Permit. Seller and the Seller Indemnitors shall take all reasonable steps and actions to provide Purchaser with the benefits of such contract.
In addition to and without limiting the foregoing paragraphs of this Section 2.6, each of the parties hereto agrees to use its commercially reasonable efforts to do all things necessary or advisable to consummate the transfer to Buyer all of the licenses, permits and Government approvals held by the License Holders, which licenses, permits and Government approvals the Selling Parties acknowledge are critical to the success and operation of the Business. Such efforts shall include using commercially reasonable efforts through all lawful means to obtain all necessary waivers, consents of third parties, and all approvals of Governmental Authorities and to make all necessary registrations and filings and submissions of information to Governmental Authorities to secure the benefits thereof for Buyer of such licenses and permits held by the License Holders, including where necessary or appropriate, assisting Buyer in applying for replacement licenses and permits in Buyer’s name and providing individuals to serve as qualifying parties for such licenses and permits.
2.7    Right to Enter and Inspect. From time to time prior to the Closing, upon reasonable notice, subject to Law, Buyer and its affiliates will have reasonable access, during normal business hours, to enter the Owned Real Property with Buyer’s and its affiliates representatives and agents to examine the Owned Real Property and the Acquired Assets, conduct environmental studies, engineering feasibility studies, and other tests and studies reasonable and customary for a transaction of the type contemplated hereby, and otherwise to evaluate, inspect and examine the Acquired Assets and the Business and affairs of Seller. Buyer shall indemnify and defend Selling Parties, their officers, directors, employees, representatives and agents, from all Liabilities which may be asserted against Selling Parties or any of the foregoing indemnified parties as a result of, or in connection with, the access, examination, evaluation, inspection, investigation and tests and studies made by Buyer and its affiliates or their representatives or agents to the extent arising out of their gross negligence or willful misconduct. Upon request of Buyer, Seller will use commercially reasonable efforts to provide Buyer similar access to Contracted Real Property.
2.8    Tax Certificates. Selling Parties agree to furnish to Buyer certificates from state or other Taxing authorities (if otherwise reasonably available in any such states or authorities) to evidence that all sales and use Tax Liabilities of Seller accruing before the Closing Date have been fully satisfied or otherwise provided for by Seller.
2.9    Contemplated Transfer and Exercise of Option-Additional Selling Party. Seller has previously issued to Legendary Consulting, Inc. an option for such entity to purchase fifty percent (50%) of the membership interests in Seller. It is contemplated that Legendary Consulting, Inc. will, prior to or concurrent with Closing: (A) transfer and assign such option to its sole owner, Gra Kell Trust, a Georgia trust with Robert C. Belans, Timothy A. Taylor, and Steven Taylor, as co-trustees (“GKT”); (B) GKT shall subsequently transfer and assign such option to Eleven Strategic Investments Trust, a Nevada trust with 11 Advisors, LLC as trustee (“ESIT”); and (C) ESIT shall subsequently exercise such option and thereby obtain a fifty percent (50%) ownership interest in the Seller. Upon such transaction, ESIT shall execute a Joinder Agreement in form and substance satisfactory to Buyer whereby it shall: (i) become a party to this Agreement as a Member and Selling Party, and (ii) expressly become a Seller Indemnitor hereunder, and (iii) without limiting other obligations hereunder, agree to enter into the Non-Disclosure and Non-Compete Agreement.
ARTICLE III
Additional Agreements
3.1    Employment. Seller shall pay at the Closing all compensation, benefits, perquisites and other payments earned by Seller’s employees and independent contractors for periods prior to the Effective Time together, in each instance, with related Taxes (“Employee Liabilities”) other than the following items (A), (B) and (C) as the “Assumed Employee Liabilities”: (A) current salaries or commissions and in either instance, related Taxes accrued on the Final Closing Balance Sheet, (B) unutilized vacation days together, in each instance, with related Taxes shown on APA Schedule 3.1 and accrued on the Final Closing Balance Sheet as to the employees hired by Buyer on the basis that Buyer shall honor the current vacation procedures through at least 2014, and (C) commissions to sales agents of Legendary Realty & Marketing, Inc. relating to homes of the Business sold after the Closing. To the extent Buyer makes any payments of Employee Liabilities after the Closing, Seller shall promptly reimburse Buyer for such payments. Seller shall pay in cash to its employees and independent contractors any bonuses, incentive compensation, or other compensation then earned through Closing; provided, however, with respect to 2014 annual employee bonuses and incentive compensation attributable to the period between January 1, 2014 and the Closing that may become payable to Seller’s employees hired by Buyer, Seller may prior to Closing elect to have such amounts (together with all related Taxes) treated as Assumed Employee Liabilities, in which case all such amounts shall be accrued on the Final Closing Balance Sheet and Buyer will be responsible for paying the respective accrued amounts to any of such employees who may be employed Buyer at the time Buyer pays 2014 annual bonuses to its other employees
1.    All employees or independent contractors of Seller shall remain employees or independent contractors of Seller through the Closing. Prior to or concurrent with the Closing, Buyer may make offers to employ such employees or full-time independent contractors as Buyer determines in its sole discretion; provided, however, that (1) Buyer hereby agrees to engage Taylor and Patrick B. Madden as employees of Buyer pursuant to the terms of an employment agreement to be entered into by and between Buyer and each such individual (the “Employment Agreements”), (2) Buyer hereby agrees to engage Means as an employee of Buyer pursuant to the terms of an agreement to be entered into by and between Buyer and Means (the “Means Agreement”), and (3) Buyer agrees to hire or offer employment to a sufficient number of Seller employees such that it would not trigger Seller to be subject to the reporting and notification requirements of the Worker Adjustment and Retraining Notification Act.
2.    For the avoidance of doubt and notwithstanding anything in this Agreement, the Code or Treasury Regulations to the contrary, Seller and its subsidiaries shall be responsible for, and retain all liability relating to any group health plan continuation or conversion coverage required under Section 4980B of the Code, or applicable state or local laws (the “Required COBRA Coverage”) with respect to each “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4890B-9, Q&A-4.  The Seller and its affiliates shall continue to maintain a group health plan or otherwise arrange similar coverage until the maximum coverage period for the M&A qualified beneficiary having the longest maximum coverage period, including extensions, has expired, in order to prevent the transfer of the obligation to provide the Required COBRA Coverage to the Buyer or any of its subsidiaries or affiliates.

3.    Seller and Buyer shall cooperate reasonably with each other to provide an orderly administrative transition to Buyer of any Seller employees who are offered and accept employment with Buyer, including the provision by Seller to Buyer of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each such employee as consistent with applicable law.  Seller and Buyer agree to utilize the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting, such that Seller shall be responsible for all reporting of wages and other compensation paid by it to such employees on or before the Closing Date (including furnishing and filing of Forms W-2 and W-3).  In addition, Seller shall furnish to Buyer the Forms W-4 and W-5 of each Seller employee who is offered and accepts employment with Buyer for the portion of the calendar year up to and including the Closing Date.
3.2    Charter Amendment and Cancellation of Affiliate Agreements. Subject to the provisions of the Non-Disclosure and Non-Compete Agreement, Seller agrees to amend its charter documents and related authorizations and filings (e.g. dba authorization), if any, within thirty (30) days after the Closing, deleting all references to “Legendary,” “Legendary Communities” or any variations thereof. Effective upon the Closing, the Selling Parties will terminate and cancel all existing affiliate agreements with or involving the Business (other than the Affiliate Option Agreements referenced in Section 3.6), including, but not limited to, agreements relating to cross default provisions involving the Existing Real Estate Contracts or any indemnity or subrogation agreements among the Selling Parties, in each case, that could in any way adversely affect the Buyer’s use or title to the Acquired Assets, operation of the Business or otherwise expose Buyer to any Losses.
3.3    Independent Auditors. To the extent required by Meritage Homes Corporation for its filings with the Securities and Exchange Commission (“SEC”), Seller and the Seller Indemnitors shall use their commercially reasonable efforts (without any out-of-pocket expense to them) to authorize and cause the independent auditors who had provided services to Seller to (i) assist Meritage Homes Corporation in preparing consolidated financial statements in compliance with GAAP and Regulation S-X promulgated by the SEC, (ii) include consents to their reports in such filings with the SEC, and (iii) provide any necessary comfort letters in respect of any financings by Meritage Homes Corporation, with the post-closing undertakings of such independent auditors all at Buyer’s cost.
3.4    Selling Parties’ Representative. Selling Parties shall at all times maintain a representative (the “Selling Parties’ Representative”) for purposes of taking certain actions and giving certain consents on behalf of Selling Parties as specified herein. Each Selling Party hereby appoints Richard B. Means as Selling Parties’ Representative; provided however, if Richard B. Means dies, is incapacitated or unavailable to act, Steven K. Taylor is hereby authorized to take all actions hereunder as Selling Parties’ Representative. Selling Parties may elect one or more replacements to be Selling Parties’ Representative appointed hereunder, provided that Buyer is notified in writing thereof (including written agreement by such replacement to serve as Selling Parties’ Representative as set forth herein). Each Selling Party acknowledges that actions taken, consents given and representations made by Selling Parties’ Representative on behalf of Selling Parties pursuant hereto shall be binding upon Selling Parties.

This appointment and grant of power and authority by each Selling Party is coupled with an interest and is irrevocable and shall not be terminated by any act of Selling Parties or by operation of law, whether by the death or incapacity of Selling Parties or by the occurrence of any other event. Selling Parties’ Representative is authorized by Selling Parties to take any action on behalf of Selling Parties to facilitate or administer the transactions contemplated hereby, including without limitation, amending or waiving any provision of this Agreement or the other Transaction Agreements, settling indemnification claims, and executing such other documents or instruments as Selling Parties’ Representative deems appropriate.
3.5    Warranty Administration. Buyer will not assume, but will for eighteen (18) months following the Closing, administer warranty claims for the account of Seller arising out of pre-Closing operations, to the extent of the Warranty Fund described below. The parties agree that the amount to be held back (the “Warranty Fund”) from the Closing proceeds to cover estimated warranty claims relating to homes closed prior to Closing shall be $1,000,000. If at any time after Closing it appears that the Warranty Fund will be insufficient to handle Seller’s warranty claims, Buyer shall endeavor to notify Seller an estimated thirty (30) days prior to when the fund is expected to be exhausted and, within twenty (20) days thereof, Seller will either: (A) increase the fund to an amount the parties estimate will satisfy future claims during the eighteen (18) month warranty administration period (which process will be repeated as required), or (B) take over itself the administration of such warranty claims per its rights below. If Seller (or the Selling Parties) fail to replenish the Warranty Fund or take over the warranty administration as required, Buyer may (at its sole option) withdraw from the Holdback Fund, offset against the Earn-Out and/or offset against any other amounts due Seller or any Selling Party in order to effectively replenish the Warranty Fund. In no event shall Buyer be obligated to administer warranty claims unless moneys to pay for them are set aside in the Warranty Fund. Buyer will not have any liability for the work done in connection with any Seller’s warranty claim unless arising out of willful misconduct or gross negligence on behalf of Buyer. Any moneys remaining in the Warranty Fund upon completion of the eighteen (18) month warranty administration period will be promptly returned to Seller. Buyer will determine day-to-day warranty administration procedures and decisions, provided, however, Buyer will consult and cooperate in good faith with Seller’s designated warranty representative about the warranty administration provided for in this Section 3.5. Seller may elect at any time by giving written notice to Buyer to terminate the warranty administration function described herein and upon the effective date of such termination, Buyer shall have no further obligation to administer warranty claims for any homes closed prior to the Closing Date and shall return to Seller the remaining balance of the Warranty Fund.
3.6    Real Property Assets and Real Estate Escrow.
A.    Real Property Assets. “Real Property Assets” consists of Owned Real Property, Contracted Real Property, Existing Real Estate Contracts, Affiliate Property and Real Property Intellectual Property (in each case, as defined below) as well as all of the other assets described below, provided, however, that the Real Property Assets shall not include any Excluded Assets:

1.    Seller’s right, title, and interest in and to all real property assets reflected on the Final Closing Balance Sheet or listed in Schedule 3.12(1)(A) of Appendix III of the Agreement, including all of Seller’s right, title, and interest in and to all (a) land and lots, homes and buildings (whether finished or under development/construction), model homes, fixtures, and improvements located thereon or attached thereto (the “Owned Real Property”); (b) purchase contracts and option agreements for the purchase of lots or land (collectively, the “Option Agreements”) and related escrow instructions and deposits, including capitalized feasibility and similar costs relating thereto (the lots or land to be acquired pursuant to such Option Agreements, the “Contracted Real Property”); and (c) to the extent transferable: easements, franchises, licenses, permits, and rights-of-way appurtenant to or otherwise benefiting, and all development rights, mineral rights, water rights, utility capacity reservations, and other rights and appurtenances affecting or pertaining to, the items described in clauses (a) and (b) (collectively, with the Owned Real Property and the Contracted Real Property, the “Real Property”).
2.    To the extent transferable: all of Seller’s rights, title, and interest in and to all rights and benefits in, to and under all (a) the Option Agreements; (b) sale agreements or other contracts and related escrow instructions and escrow deposits relating to the sale of lots, homes or other aspects of the Owned Real Property; (c) contracts with suppliers, materialman, contractors, subcontractors and others furnishing any work, materials or services to or for any of the Real Property; (d) reimbursement and indemnity agreements pertaining to or of any improvement, performance, payment, maintenance, fidelity, lien release, or other bonds, undertakings or similar sureties relating to or for any of the Real Property; (e) contracts with architects, designers, engineers, planners, environmental consultants, surveyors, and other consultants relating to or for any of the Real Property, including, but not limited to all house plans for any existing or planned community; (f) commission, listing, homebuilding escrow and brokerage agreements relating to or for any of the Real Property; (g) office and storage leases; (h) management service and construction supervisor contracts or agreements relating to or for any of the Real Property; (i) leases related to model home furniture, fixtures and equipment and any model home lease or sale agreements relating to or for any of the Real Property; and (j) all rights under all contracts, agreements or understandings to which any Selling Party is bound relating to the Real Property Assets (collectively, the “Existing Real Estate Contracts”);
3.    To the extent transferable: all of Seller’s rights, title, and interest in and to all (a) architectural, building, and engineering designs, drawings, specifications, and plans, including, but not limited to all house plans for any existing or planned community; (b) all proprietary information or rights including any and all plans, and other project related information of prior and currently active real estate projects, other than to the extent exclusively respecting projects completed, or real property owned and disposed of prior to the Closing Date; (c) goodwill associated therewith; and (d) all agreements or licenses relating thereto, in each case of clause (a), (b) and (c), relating to the Real Property.  The foregoing is hereinafter referred to as the “Real Property Intellectual Property”; and

4.    To the extent transferable: all of Seller’s right, title, and interest in and to all development agreements, pipeline arrangements, approvals, authorizations, certificates, consents, franchises, licenses, permits, rights, variances, subdivision maps, plans, entitlements, and waivers acquired, being acquired, applied for, or used, and all agreements with all environmental, feasibility, archeological, engineering, soils, and other reports of tests or inspections in respect of the Real Property, and any waivers, and approvals from or to any Governmental Authority, department, board, commission, bureau or any other entity or instrumentality, and other authorities in the nature thereof, and all other similar vested rights, all as related to the Real Property.
5.    As a corollary to the foregoing, the Selling Parties shall arrange for the preparation and execution prior to Closing of a quitclaim document whereby the Selling Parties (other than Seller) and Patrick B. Madden, and any entities they own or control, transfer and assign any rights they may have to Real Property Assets and related items described in paragraphs (2)-(4) above to Seller and to include any other assets incident to Seller’s compliance with its representations in Section 3.11 of Appendix III. Without limiting the foregoing, the Selling Parties covenant and agree that Seller shall thereby convey to Buyer all residential homebuilding assets owned or controlled by Seller and the Selling Parties except to the extent expressly identified as Excluded Assets or as otherwise encompassed by the procedures in paragraph (6) below. Selling Parties further covenant and agree to cooperate after the Closing to carry the intentions of this Agreement, including, but not limited to, this Section 3.6A(5) to convey to Buyer the rights, ownership and benefits of all such residential homebuilding assets.
6.    Certain Selling Parties (or their affiliates) other than the Seller own or control the lands and lots constituting the Affiliate Property, as defined in Section 3.12(3) of Appendix III. Seller represents and warrants that all real property that falls within the definition of “Affiliate Property” is described on APA Schedule 3.6.A(6). The respective Selling Parties identified on such APA Schedule 3.6.A(6) will prior to the Closing cause the respective entity holding such rights to the Affiliate Property (the “Affiliate Property Owner”) to enter into one or more option agreements in form reasonably acceptable to Buyer pursuant to which (i) the respective Affiliate Property Owner will fully entitle and develop the Affiliate Property and (ii) BK Residential Construction, LLC will have the option to acquire on a rolling takedown basis the Affiliate Property subdivided and developed in a finished lot condition pursuant to the terms and conditions of the option agreement(s) (individually, an “Affiliate Option Agreement” and if more than one, collectively, the “Affiliate Option Agreements”). Buyer and the Selling Parties agree that the Affiliate Option Agreement(s) will contain such economic terms to ensure that the purchase price from Buyer for finished lots of the Affiliate Property will generate current normal margins to the Business (and, following the assignment referred to in the next sentence, to Buyer) and contain customary terms, including takedown and warranty provisions consistent with current industry practice in the markets in which the Affiliate Property is located including the material terms reflected on that certain “Takedown Schedule-BK Residential Construction” agreed to by the parties on the date hereof. Each of the Affiliate Option Agreements will be assigned to Buyer at the Closing as a then Existing Real Estate Contract.

B.    Escrow. An escrow for the Owned Real Property Assets portion of transactions (the “Real Estate Escrow”) will be established with First American Title Insurance Company or another mutually agreed upon escrow agent (the “Real Estate Escrow Agent” or “Title Company”), and Buyer and Seller shall share equally the escrow fees for this transaction. Real Estate Escrow Agent, Seller or Buyer requires the execution of additional escrow instructions, Seller and Buyer agree to execute reasonable additional escrow instructions; provided, however, those instructions will be construed as applying only to Real Estate Escrow Agent’s engagement. If there are any conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement will control.
3.7    Title Matters.
A.    Title Report. APA Schedule 3.7A lists each survey (the “Survey”) in Seller’s possession for the Real Property, a copy of which has been provided to Buyer. Buyer and Seller have requested that Seller’s local real estate counsel provide a current preliminary title report (together with the documents identified as exceptions to title in such preliminary title report, individually, a “Report,” or collectively, the “Reports”) for each parcel or parcels of Real Property.
B.    Title Supplements. To the extent that Buyer elects to obtain any supplemental reports issued by the Title Company prior to Closing (collectively, a “Title Report Supplement”), Buyer shall provide a copy of the Title Report Supplement to Seller.
C.    Approved Title Exceptions. Upon receipt of the Reports, Buyer shall have the right to object in writing to any title matters shown thereon, which objections will be listed on APA Schedule 3.7C (the “Disapproved Title Exceptions”). Any exceptions to title disclosed in each Report that are not objected to by Buyer are referred to in this Agreement as the “Approved Title Exceptions.” In any event the Disapproved Title Exceptions will include all monetary liens or encumbrances affecting Owned Real Property (other than liens for year 2014 property taxes, existing improvement district liens or specific assessments, which shall be prorated through the date Closing occurs). If, prior to Closing, any of the Disapproved Title Exceptions are not cured by Seller to the reasonable satisfaction of Buyer, then Buyer may either (i) terminate this Agreement, (ii) accept title subject to the Disapproved Title Exceptions, or (iii) elect to exclude the Owned Real Property subject to the Disapproved Title Exceptions and have the Purchase Price adjusted accordingly. If Buyer has not notified Seller of its election prior to the Closing, Buyer will be deemed to have accepted title subject to the Disapproved Title Exceptions, in which case they will thereafter become Approved Title Exceptions for purposes of the Agreement. In addition, if Title Company issues any Title Report Supplement prior to the Closing and such Tile Report Supplement reflects or discloses new or additional exceptions, other than monetary liens or encumbrances affecting Owned Real Property (as all monetary liens and encumbrances are all automatically deemed Disapproved Title Exceptions that are to be paid by Seller at Closing), such exceptions will be deemed Approved Title Exceptions unless Buyer notifies Seller within five (5) business days of receipt of the Title Report Supplement that, in Buyer’s reasonable determination, the new or additional exception(s) would result in a Material Adverse Effect with respect to the Real Estate Assets or the Business. If Buyer so notifies Seller that a new or additional exception reflected in a Title Report Supplement would result in a Material Adverse Effect with respect to the Real Estate Assets or the Business, the provisions set forth above in this Section 3.7C shall apply.
D.    Title Policies. On the Closing Date, Seller will use commercially reasonable efforts to cause the Title Company or its title insurer to provide Buyer with (or to be irrevocably committed to provide to Buyer post-Closing) title policies on all real property purchased hereunder (or assigned to a landbanker), including specifically (i) an ALTA extended coverage title policy (a “Title Policy”) for the Owned Real Property, and (ii) an ALTA extended coverage title commitment (a “Title Commitment”) for the Contracted Real Property, in each case, issued by the Title Company or its title insurer, effective as of the Closing, naming Buyer as insured, in the amount of that portion of the Purchase Price allocated to such portion of the Real Property in accordance with this Agreement, insuring that the estate or interest described as the insured estate in each Report is vested in Buyer (in the case of the Owned Real Property) or is vested in, or controlled by, the optionor or seller (in the case of the Contracted Real Property), in each case subject to the Approved Title Exceptions as of Closing. The Title Policy will include such endorsements issued by the Title Company as Buyer may reasonably require. Seller, at Seller’s expense, will use its commercially reasonable efforts to satisfy all of the Title Company’s customary requirements for the issuance of the Title Policies and extended coverage, other than those, if any, within Buyer’s control. The cost of title insurance policies and endorsements shall be borne by Buyer.
E.    Title Insurance Indemnity. Seller agrees to deliver or cause Title Company to deliver to Buyer, prior to Closing, copies of all indemnities, affidavits or other agreements or documents executed and/or delivered or to be delivered by Selling Parties to the Title Company to induce the Title Company (i) to delete any exception to title shown in Schedule B to any Report, (ii) to remove any policy conditions or stipulations or exclusions from coverage if any may appear or be shown on the policy jacket or Schedule B of any Title Policy, or (iii) to issue any other endorsement or affirmative coverage of any nature with respect to any such exception to title, conditions or stipulations to coverage or any exclusions from coverage.
3.8    Selling Parties as Agent for Homes Under Construction and Contract. Selling Parties agree to act as agent for Buyer after the Closing with respect to the general contractor, construction and home sale and home sale brokerage licenses, permits and approvals, held or used by the Business on the Closing Date, including but not limited to, those held by the Licensed Holders with respect to (i) homes sold, but not closed, prior to the Closing and (ii) homes for which construction was started prior to the Closing Date. The Selling Parties further covenant and agree to use all commercially reasonable efforts to cause the Licensed Holders to continue to act in such capacities through the closing and conveyance to the homebuyers of each such home. Buyer agrees to promptly reimburse Seller for its direct costs and out of pocket expenditures relating to the Selling Parties’ actions in continuing to serve as agent in the capacities set forth in this Section 3.8. The Selling Parties further agree to act as general contractor, sales agent, and sales broker, as necessary, on behalf of Buyer for homes sold after the Closing Date or for which construction is started after the Closing Date for a period of not less than six months for those locations where Buyer is not able to obtain the necessary licenses and permits by the Closing Date. In furtherance of the agreements set forth in this Section 3.8, Buyer and Seller agree to enter into a “Transition Agreement” effective on the Closing Date. The Transition Agreement will include terms and conditions as reasonably agreed to by the parties, including that Seller will maintain insurance coverage covering such activities (including builder’s risk and errors and omissions coverage for sales agents and brokers) and Buyer will indemnify Seller for losses not otherwise covered by insurance.
3.9    Continuation of Insurance. Seller is continuing to evaluate putting in place a discontinued operations or tail policy for general liability insurance for periods after the Closing. If put in place, Seller agrees to ensure that such policy would: (i) name buyer as an additional insured on such policy and (ii) not limit the ability of third parties to satisfy any applicable self-insurance reserve or pay any deductibles. If and to the extent Seller elects not to purchase such a tail policy (or if purchased, is discontinued), the Selling Parties agree to indemnify Buyer from any and all liability, loss and expense Buyer may at any time incur from the date hereof through the applicable statute of repose period with respect to matters that would have been covered by such tail coverage if it had been purchased or continued by Seller, subject to the specific provisions in Sections 6.7 hererof.
3.10    Development Funding Obligations. The Selling Parties agree to cause BK Residential Ventures to continue to fund development costs for the Enclave at Airy Springs project in accordance with the Development Agreement for the Enclave at Airy Springs so as not to impede the takedown of lots or construction or sale of homes in such project. The Selling Parties represent, warrant, and covenant to and with Buyer that (i) Seller has provided to Buyer a true and correct copy of the Development Agreement for the Enclave at Airy Springs, together with all amendments, waivers, or other changes thereto, (ii) such Development Agreement provides for funding of development costs consistent with the budget assumptions for such project provided to Buyer by Seller (including, without limitation, with respect to the takedown of lots and construction and sale of homes in such project), and (iii) the Selling Parties will cause BK Residential Ventures to not agree to any amendments, waivers, or other changes to such Development Agreement that would have an adverse impact on the takedown of lots or construction or sale of homes in such project consistent with the budget assumptions for such project provided to Buyer by Seller.
3.11    Additional Real Property. Selling Parties hereby covenant and agree with Buyer that, without the consent of Buyer, which will not be unreasonably withheld, from the date hereof to the earlier of (i) Closing Date or (ii) termination of this Agreement, Seller will not acquire or enter into any purchase, option or other agreement to acquire or lease any real property other than as disclosed in the Schedules to this Agreement or as otherwise contemplated in Section 3.6. hereof.

3.12    Repurchase of Certain Lots. The parties acknowledge there are environmental and/or soil conditions that may impact certain lots in the Lakeside and Dawson Pointe projects that comprise part of the Owned Real Property. If Buyer determines, whether before Closing or after Closing, in its reasonable discretion that these conditions adversely impact its ability to develop the lots and/or construct and sell homes on such lots (including, for the avoidance of doubt, an impact that results in costs to remediate the issues), then Buyer may require Seller to repurchase the impacted lots if they were part of the Owned Real Property. The Selling Parties agree to cause Seller to repurchase such lots within 10 days of Buyer’s written notice of such repurchase requirement. The re-purchase price for such lots shall be (i) for lots purchased prior to the Closing of the book value of such lots, and (ii) for lots purchased after the Closing, the purchase price Buyer pays for such lots. Buyer agrees to execute a limited warranty deed to Seller to convey such lots to Seller pursuant to this repurchase option, subject only to Buyer’s receipt of the calculated repurchase price.
ARTICLE IV
Conditions
4.1    Conditions to Obligations of all Parties. The obligations of the parties to close this transaction are subject to their reasonable satisfaction (or waiver by them in writing) of the following conditions on and as of the Closing:
A.    Absence of Certain Actions and Events. There will not be instituted, pending or threatened, any action, proceeding, or Law, before or involving any Governmental Authority: (a) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby, or seeking to obtain damages in connection therewith; or (b) seeking to invalidate or render unenforceable any material provision of this Agreement or the Transaction Agreements, and no consent or approval of any Governmental Authority shall be conditioned on such limitations.
B.    Preliminary Closing Balance Sheet. Buyer will have tentatively approved (or deemed to have approved) the Preliminary Closing Balance Sheet in accordance with the provisions herein.
4.2    Conditions to Obligation of Selling Parties. The obligations of Selling Parties to close this transaction are subject to their reasonable satisfaction (or waiver by them in writing) of the following conditions on and as of the Closing:
A.    Truthfulness of Representations and Warranties. The representations and warranties of Buyer set forth in Appendix II of this Agreement will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (it being understood that with respect to determining satisfaction of this condition, representations and warranties containing “material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases shall be true and correct in all respects, taking into account such “material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases, as of the Closing Date as if made at and as of the Closing Date).
B.    Compliance. Buyer will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing.
4.3    Conditions to Obligations of Buyer. Buyer’s obligations to close this transaction are subject to its reasonable satisfaction (or waiver by Buyer in writing) of the following conditions on and as of the Closing:
A.    Truthfulness of Representations and Warranties. The representations and warranties of Selling Parties set forth in Appendix III of this Agreement will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (it being understood that with respect to determining satisfaction of this condition, representations and warranties containing “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases shall be true and correct in all respects, taking into account such “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases, as of the Closing Date as if made at and as of the Closing Date).
B.    Compliance. Selling Parties will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with them hereunder at or prior to the Closing.
C.    Schedules. Seller will have delivered updated Schedules to Buyer immediately prior to Closing, provided that such Schedules shall not alter the indemnification, Excluded Liabilities or other provisions hereof, except to the extent permitted hereunder or as contemplated by subsection J below.
D.    Absence of Material Adverse Developments. Seller shall not have suffered a material adverse effect on the Business or the Acquired Assets (taken as a whole) (a “Material Adverse Effect”), in the reasonable opinion of Buyer, whether or not covered by insurance.
E.    Title Insurance. The Title Company will be prepared to issue each Title Policy (and endorsement thereto as Buyer may reasonably require) subject to no exceptions other than Approved Title Exceptions, as to include pay-off letters from any holder of Seller’s Indebtedness with any Liens on the Acquired Assets.
F.    Releases. Buyer or Title Company will have received, or be irrevocably entitled to receive, releases of all Seller’s indebtedness in form and substance reasonably acceptable to Buyer or Title Company and recordable reconveyance instruments for any deeds of trust, UCC Amendments terminating any UCC Financing Statements, and other instruments of release that Buyer or Title Company may reasonably require to reconvey, terminate and otherwise release any and all Liens that secure such loans.

G.    Absence of Certain Actions and Events. There will not be instituted, pending or threatened any action, or Law, before or involving any Governmental Authority: (a) seeking to prohibit direct or indirect ownership or operation by Buyer of any part of the Business or the Acquired Assets, or to compel Buyer or any of its affiliates to divest of or to hold separately any part of the Business or the Acquired Assets as a result of the transactions contemplated hereby; or (b) seeking to impose or confirm limitations on the ability of Buyer effectively to exercise directly or indirectly full rights of ownership of any of the Acquired Assets, and no consent or approval of any Governmental Authority shall be conditioned on any such limitations.
H.    Consents. Seller shall have obtained and provided to Buyer evidence that it has obtained those consents listed on Schedule 3.5 and marked with an asterisk (*).
I.    Affiliate Option Agreements. Buyer and Selling Parties shall have agreed on the form of Affiliate Option Agreement(s) to be executed and delivered at Closing.
J.    Schedule Completion and Updates. The parties acknowledge that APA Schedules 3.7A and 3.7C and Schedule 3.21F and certain information contained in Schedule 3.12(1)(A) to this Agreement remain incomplete as of the date of this Agreement and that respect to title and environmental matters, Buyer’s due diligence remains ongoing. Selling Parties and Buyer will cooperate in good faith to complete these identified schedules prior to Closing. It shall be an express condition of Buyer to Closing that these schedules are completed and Buyer is satisfied in all respects, in its sole discretion, with its due diligence procedures relating to title and environmental matters. If Buyer is not satisfied with its due diligence findings relating to title and environmental matters, it may terminate this Agreement, without cost, penalty or further obligation to the Selling Parties, at any time by giving written notice to the Selling Parties.
ARTICLE V
Closing
5.1    Selling Parties’ Obligations. In addition to any other documents required to be delivered by Selling Parties at Closing pursuant to this Agreement, Seller and the Selling Parties (as applicable) will deliver to Real Estate Escrow Agent or Buyer, as appropriate, at Closing the following:
A.    Real Property. A limited warranty deed in a form customary for the respective states (“Deed”) for each parcel comprising the Owned Real Property owned by Seller in fee, in forms substantially similar to Exhibit D hereto, an Assignment and Assumption Agreement (“Assignment and Assumption Agreement”) for each parcel comprising the Contracted Real Property in which Seller has an interest, in form substantially similar to Exhibit E hereto, and one or more Affiliate Option Agreements for the Affiliate Property.
B.    Declaration of Value. A tax affidavit or declaration of value for the Owned Real Property as required by law, consistent with the allocation of the Purchase Price to the Owned Real Property in accordance with Section 1.6.

C.    FIRPTA Affidavit. An affidavit, signed and acknowledged by Seller or the applicable Seller affiliate on behalf of the Affiliate Property Owner, under penalties of perjury, certifying that parties are not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (the “Code”).
D.    Intellectual Property Assignment.  An Assignment of Intellectual Property with respect to the Intellectual Property and Real Property Intellectual Property (the “Intellectual Property Assignment”) dated as of the Closing Date, signed by Seller in the form attached hereto as Exhibit F.
E.    Bill of Sale. A Bill of Sale and Assignment Agreement (“Bill of Sale and Assignment Agreement”) with respect to the Personal Property Assets dated as of the Closing Date, signed by Seller in the form attached hereto as Exhibit G.
F.    Acquired Non-Real Estate Contracts. Executed assignments and assumptions of all Acquired Non-Real Estate Contracts with any consents contemplated by Section 3.5 of Appendix III, including lease assignments with respect to each parcel of real estate or any item of personal property which is leased by Seller and which is to be assumed by Buyer hereunder, properly executed (and, if appropriate, acknowledged) by Seller, and accompanied by any required consents and estoppels of lessors.
G.    Permits. Executed assignments of all assignable Permits issued to Seller by any Governmental Authority or third party.
H.    Books and Records. All books, records, and other data relating to the Business and/or Acquired Assets (other than such books and records of Seller as set forth in Section 1.3).
I.    Resolutions. Copies of the texts of the resolutions of the Members of Seller, or other interest holders, necessary to approve the Transaction Agreements and the transactions contemplated thereby were taken and certificates executed on behalf of Seller by its corporate secretary, or other authority, certifying to Buyer that such copies are true, correct and complete copies of such corporate or other entity action or resolutions and that such corporate or other entity action and resolutions were duly adopted and have not been amended or rescinded.
J.    Consents. The consents contemplated by Section 4.3H.
K.    Title Policies and Releases. The Title Policies contemplated by Section 3.7D, or an irrevocable commitment on the part of the Title Company to deliver the same post-Closing and the releases contemplated by Section 4.3G.
L.    Transaction Agreements. Executed copies of each of the Transaction Agreements.

M.    Other Documents. Such other documents as Buyer or its counsel or any lender of Buyer may reasonably request prior to the Closing in order to effectuate the transactions contemplated under this Agreement.
5.2    Buyer’s Obligations. In addition to any other documents required to be delivered by Buyer at Closing pursuant to this Agreement, Buyer will deliver to Real Estate Escrow Agent or Seller, as appropriate, at Closing the following:
A.    Purchase Price. The Purchase Price to the extent payable at Closing.
B.    Declaration of Value. A tax affidavit or declaration of value for the Owned Real Property as required by Law, consistent with the allocation of the Purchase Price to the Owned Real Property in accordance with Section 1.6.
C.    Acquired Contacts. Assumptions of all Acquired Non-Real Estate Contracts, including lease assumptions with respect to each parcel of real estate or any item of personal property which is leased by Seller and which is to be assumed by Buyer hereunder, properly executed (and, if appropriate, acknowledged) by Buyer.
D.    Resolutions. Copies of the text of the resolutions by which the corporate action on the part of Buyer is necessary to approve the Transaction Agreements and the transactions contemplated thereby were taken and certificates executed on behalf of Buyer by its secretary certifying to Selling Parties that such copies are true, correct and complete copies of such corporate action or resolutions and that such corporate action or resolutions are duly adopted and have not been amended or rescinded.
E.    Transaction Agreements. Executed copies of each of the Transaction Agreements.
F.    Other Documents. Such other documents as Seller or Seller’s counsel may reasonably request prior to the Closing in order to effectuate the transactions contemplated under this Agreement.
5.3    Transfer Fees, Title Costs, and Closing Costs and Other Fees; Prorations.
A.    Title Policy Fees. Buyer will bear all costs of all title exam, title policies and endorsements.
B.    Transfer Taxes. Seller will pay any documentary transfer Tax, stamp Tax, real estate conveyance Tax or similar Tax or fee due and payable in connection with this transaction.
C.    Recording Fees. Seller and Buyer will split all fees relating to the recording of each Deed, reconveyance instrument or termination.
D.    Taxes and Assessments; Prorations. Seller shall pay, prior to delinquency, all due and payable real estate Taxes, personal property Taxes and assessments by any

Governmental Authority in respect of the Owned Real Property and all other assets. At the Closing, the Real Estate Escrow Agent shall prorate Taxes and assessments as of the Closing Date. Seller shall receive a credit for all real property Taxes and assessments levied against the Owned Real Property and personal property Taxes levied against all other assets, in each case, in the amount that has been prepaid as of the Closing Date, and Buyer shall assume the obligation to thereafter pay all such Taxes and assessments affecting the Acquired Assets which relate to the ownership of the Acquired Assets after transfer of the Acquired Assets to Buyer on the Closing Date. The Real Estate Escrow Agent shall prorate on the basis of the most current information available to the Real Estate Escrow Agent. In the event that the amounts of such Taxes and assessments are not liquidated at the Closing, or in the event that after the Closing Taxes are retroactively assessed (to a date prior to the Closing Date) against the Owned Real Property and/or other assets by a Governmental Authority with jurisdiction and authority to do so, then at such time as the actual or retroactively assessed real estate Taxes, personal property Taxes and assessments by any Governmental Authority in respect of the Owned Real Property and other assets are known, a cash settlement will be made between Buyer and Seller based on such actual amounts within thirty (30) days of such determination. If the Owned Real Property is not separately assessed or taxed, then (i) Taxes and assessments shall be allocated between the Owned Real Property and any other property with which it is assessed or Taxed based upon the relative Taxable assessed values of the respective properties, as reasonably agreed upon by the parties, and (ii) Seller shall receive a Purchase Price credit in an amount equal to Seller’s allocable share of such Taxes and assessments that have been prepaid, and (iii) Buyer shall timely pay the full amount of Taxes and assessments to the appropriate Governmental Authority. All prorations and/or adjustments called for in this Agreement will be made on the basis of a thirty (30) day month unless otherwise specifically instructed in writing by Seller and Buyer. To the extent payment of Taxes is an obligation under any agreement for Contract Real Property, Liability for such Taxes shall be apportioned and paid for in the manner set forth above.
E.    Sales Taxes. Seller shall pay any sales or similar Taxes or assessments relating to the sale of the Acquired Assets by Seller to Buyer.
F.    Other Fees. Except as otherwise specifically provided in this Agreement, each party will bear its own legal and accounting fees and other expenses relating to the transactions contemplated by this Agreement.
ARTICLE VI
Representations and Warranties, Indemnification
6.1    Representations and Warranties of Buyer. Buyer’s representations and warranties are set forth in Appendix II.
6.2    Representations and Warranties of Selling Parties. Selling Parties’ representations and warranties are set forth in Appendix III.
6.3    Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby will survive the Closing and execution, delivery, and recordation of each Deed.
6.4    Indemnification of Buyer by Selling Parties. Seller and the Seller Indemnitors will indemnify and defend Buyer and its direct and indirect parent companies, subsidiaries, and affiliates, and their respective officers, directors, shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, expert and consulting fees, and reasonable attorneys’ and accounting fees) (collectively, “Losses”) incurred by them, directly or indirectly, with respect to, in connection with, or arising from, the following:
1.    a breach by any Selling Party of any representation, warranty, covenant, restriction or agreement made by any Selling Party herein or in any of the Transaction Agreements, or in any certificate or other Closing document delivered by such parties to Buyer hereunder; provided, however, that any breach of any employment or consulting agreement between Buyer and each of Taylor, Patrick B. Madden or Means, as the case may be, shall be subject to indemnification by the person who is a party to such agreement;
2.    any Excluded Liabilities as well as the indemnification specified in Section 3.9 hereof; and
3.    any Liability arising out of the ownership or operation of the Business through the Closing Date (including Continuing Liabilities to the extent provided herein) other than the Assumed Liabilities.
6.5    Indemnification of Selling Parties by Buyer. Buyer will indemnify and defend Selling Parties and their direct and indirect parent companies, subsidiaries and affiliates, and their respective officers, directors, shareholders, successors and assigns from and against any Losses incurred by them, directly or indirectly, with respect to, in connection with, or arising from, the following:
1.    a breach by Buyer of any representation, warranty, covenant, restriction or agreement made by Buyer herein or in any of the Transaction Agreements or in any certificate or other Closing document delivered by Buyer to Selling Parties thereunder;
2.    any Assumed Liabilities; and
3.    any Liability arising out of the ownership or operation of the Acquired Assets after the Closing Date (other than the Continuing Liabilities to the extent provided herein).
6.6    Procedure for Indemnification of Third Party Claim and Litigation.

A.    Notice of Claim. Subject to the following provisions of this Section 6.6, the party which is entitled to be indemnified hereunder (the “Indemnified Party”) shall give written notice hereunder to the party required to indemnify (the “Indemnifying Party”) promptly, but, in the case of a claim or loss arising out of a third-party claim against such party, in no event later than sixty (60) days following such Indemnified Party’s receipt of written notice of any claim as to which recovery may be sought against the Indemnifying Party because of the indemnity in Sections 3.9, 6.4 or 6.5 above, as applicable, which notice shall specify (to the extent known) in reasonable detail the amount of such claim and the relevant facts and circumstances relating thereto. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. If the Indemnifying Party wishes to assume the defense of any claim or litigation by a third party, it shall promptly, but in no event later than fifteen (15) days following receipt of the written notice from the Indemnified Party of such claim or litigation, notify the Indemnified Party of its election. Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within fifteen (15) days after receipt of the Indemnified Party’s written notice of such claim shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action. If the Indemnifying Party assumes the defense of any claim or litigation by a third party, the Indemnified Party shall cooperate in the defense thereof, to the extent reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, if a claim involves or could have material adverse implications for the Business as conducted following the Closing, and Buyer is the Indemnified Party in such case, Buyer may assume the defense of the claim for the account of the Indemnifying Party subject to procedures in C below.
B.    Defense of Claim by Indemnifying Party. If the Indemnifying Party assumes the defense of a claim or litigation by a third party, the Indemnifying Party will take all steps necessary in the defense or settlement of such claim or litigation, and will hold the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. If the Indemnifying Party assumes the defense of any claim or litigation by a third party, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim or litigation that the Indemnifying Party may recommend; provided, that the Indemnified Party shall not be required to agree to the entry of any judgment or any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnified Party, (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation or (iii) provides for any relief prospectively which restricts or otherwise impacts the operation of the Business.
C.    Defense of Claim by Indemnified Party. If the Indemnifying Party does not assume the defense of any such claim or litigation by a third party within fifteen (15) days after receipt of written notice from the Indemnified Party to do so pursuant to this Agreement, or the Indemnified Party has elected to handle the claim as provided in Section 6.6A above, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnified Party may settle such claim or litigation on such terms as it may deem reasonably appropriate (after prior notice of at least two Business Days of such proposed settlement to the Indemnifying Party) and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all Losses incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation .
D.    Participation in Defense of Claim. Notwithstanding anything in this Section 6.6 to the contrary, the party not primarily responsible for the defense of a third-party claim or litigation may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.
6.7    Additional Provisions.
A.    Certain Limitations.
1.    Deductible – Seller and Seller Indemnitors.
(a)    Neither Seller nor the Seller Indemnitors shall have any liability (for indemnification or otherwise) with respect to claims for breaches of representations and warranties of the Selling Parties (including Continuing Liabilities related thereto and including any Losses under the indemnity in Section 3.9) until the total of all Losses with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000) and then only with respect to the amount of Losses in excess of such deductible basket.
(b)    The limitations in this Section 6.7A(1) will not apply to any intentional, knowing or reckless misrepresentation or omission or like fraud by Seller or the Seller Indemnitors.
2.    Deductible – Buyer.
(a)    Buyer shall not have any liability (for indemnification or otherwise) with respect to claims for breaches of representations and warranties of Buyer until the total of all Losses with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000) and then only with respect to the amount of Losses in excess of such deductible basket.
(b)    The limitations in this Section 6.7A(2) will not apply to any intentional, knowing or reckless misrepresentation or omission or like fraud by Buyer.
3.    Time Limitations.

(a)    Except for Losses relating to the Selling Parties’ indemnification obligations set forth in Section 3.9, Seller and Seller Indemnitors will have liability (for indemnification or otherwise) with respect to this Agreement by the Selling Parties only if on or before the date that is forty–two (42) months after the Closing, Buyer notifies the Seller Representative of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
(b)    Buyer will have liability (for indemnification or otherwise) with respect to this Agreement by Buyer only if before the date that is forty–two months (42) months after the Closing, the Seller Representative notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller Representative.
4.    Maximum Liability for Certain Matters. The cumulative liability of the Seller and the Seller Indemnitors under this Article 6 shall be limited to $21,000,000, provided, however, that the following items should not be subject to this cap limitation: (i) any breach of the representations and warranties set forth in Sections 3.2, 3.3, 3.10, 3.11, 3.21 and 3.24 of Appendix III; or (ii) any Excluded Liabilities; or (iii) any Losses relating to a breach of the Non-Disclosure and Non-Compete Agreement as related to claims against the party so breaching such agreement; or (iv) intentional, knowing, or reckless misrepresentations or omissions or like fraud by Seller or the Seller Indemnitors. As an additional cap relating to Losses that arise only under Section 3.9 (and not intended to constitute a cap or limitation to the extent such Losses also arise under the general indemnification in Section 6.4 above), then from the date hereof until the expiration of such indemnity upon the applicable statute of repose referenced therein, the maximum liability of Seller and the Seller Indemnitors under this Article 6 for the Selling Parties’ indemnification obligations set forth in Section 3.9 shall be limited to $3,000,000.
5.    For purposes of determining any amounts that are subject to indemnification for breaches of representations, warranties, agreements or covenants, any qualifications relating to materiality, Material Adverse Effect, or the like will be disregarded solely for computation of Losses relating to a breach of such provision.
6.    The indemnification of the Seller Indemnitors hereunder is agreed and acknowledged to be joint and several to each of the Seller Indemnitors except that any indemnification obligations or Losses arising under a breach of any employment or consulting agreement between Buyer and each of Taylor, Patrick B. Madden or Means, as the case may be, shall be subject to indemnification solely by the person who is a party to such agreement.
B.    Set Off. Upon determination of Buyer that it has suffered any Loss subject to indemnification under this Agreement, Buyer may reimburse the amount of such Loss from the Holdback Fund. If upon receipt of notice of such reimbursement (as provided below in this Section 6.7B) Seller (acting through its Seller Representative) disputes the amount of Loss, the parties shall negotiate in good faith to resolve such difference(s). If the parties are not able to resolve such differences within 30 days of Seller’s receipt of the notice of such Loss, the parties agree to resolve the dispute consistent with the procedures set forth in Section 1.5B(6). At the option of Buyer, Buyer may also set off against amounts payable under the Earn-Out Payments to satisfy indemnification claims due to Buyer and any shortfalls/deficiencies not deposited by Seller (or the Selling Parties) into either of the Holdback Fund (pursuant to Section 1.5D) or the Warranty Fund (pursuant to Section 3.5).  Buyer agrees to provide Seller written notice of any such reimbursement or setoff, which notices shall specify the claim and the amount thereof.
C.    Waiver of Certain Damages. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no party hereto shall be liable to any other person or entity, either in contract (as the Indemnifying Person hereunder) or in tort, for any special or punitive damages, or damages relating to any multiples of earnings, of such other Person, excepting such items asserted by a third party under a Third Party Claim.
D.    Tax Treatment of Indemnification Payments; Exclusive Right. Any indemnification payments made by the parties pursuant to this Section 6 shall be treated for all Tax purposes as adjustments to the Purchase Price paid by Buyer for the Assets, unless otherwise required by applicable law. The provisions of this Section 6 shall be the sole mechanism for any party to assert monetary claims hereunder.
ARTICLE VII
Termination/Remedies
7.1    Termination. This Agreement will be considered terminated at any time:
1.    by mutual written consent of duly authorized officers of Buyer and Seller;
2.    by either Buyer, on the one hand, or Selling Parties, on the other hand, if the other party breaches any of its material representations, warranties, or covenants contained herein or fails to satisfy in any material respect its closing conditions;
3.    by Buyer pursuant to Section 3.7C or Section 4.3J of the this Agreement; and
4.    after September 1, 2014, if not closed by then.
7.2    Effect of Termination. Except as provided in the next sentence, in the event of termination of this Agreement as provided in Section 7.1, this Agreement and the other Transaction Agreements will become void and there will be no liability or further obligation hereunder or thereunder on the part of Buyer or Selling Parties or their respective shareholders, members, officers, or directors, except each party will remain obligated for its obligations under

Sections 2.5 and 2.7. In the event of a termination of this Agreement pursuant to Section 7.1(2). the party terminating the agreement because of such breach or failure of condition shall be entitled to its reasonable out-of-pocket costs and expenses incurred in negotiating and pursuing the transactions contemplated in the Transaction Agreements (including, without limitation, reasonable attorneys’ fees and costs).
7.3    Specific Performance. The parties to this Agreement will have the right to obtain specific performance of the other parties’ obligations to close in the event that such parties fail to close this Agreement in accordance with the provisions hereof and this Agreement has not been terminated pursuant to Section 7.1; provided, however, that the party seeking specific performance cannot be in material breach of this Agreement.
ARTICLE VIII
General Provisions
8.1    Notices. All notices, consents, and other communications hereunder will be in writing and deemed to have been duly given when (i) delivered by hand, (ii) sent by facsimile transmission (with transmission confirmed), (iii) emailed as provided herein or (iv) when received by the addressee, if sent by Express Mail, Federal Express, or other express delivery service (with delivery confirmation), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other):

8.2

If to Buyer:	Meritage Homes Corporation 8800 East Raintree Drive Suite 300 Scottsdale, Arizona 85260 Fax: (480) 375-2914 Attn: C. Timothy White Email: tim.white@meritagehomes.com
Meritage Homes Corporation 8800 East Raintree Drive Suite 300 Scottsdale, Arizona 85260 Fax: (480) 375-2914 Attn: Larry W. Seay Email: larry.seay@meritagehomes.com
With a copy to (which shall not constitute notice):	Snell & Wilmer L.L.P. 400 E. Van Buren Street Phoenix, Arizona 85004 Fax: (602 382-6070 Attn: Jeffrey E. Beck, Esq. Email: jbeck@swlaw.com
With a copy of any notice of default to:	Meritage Homes Corporation 8800 East Raintree Drive Suite 300 Scottsdale, Arizona 85260 Fax: (480) 375-2914 Attn: C. Timothy White Email: tim.white@meritagehomes.com
If to Selling Parties:	BK Residential Construction, LLC 3986 East Brookhaven Drive Atlanta, Georgia 30319 Attn: Richard B. Means, as Seller Representative Email: bmeans@meansap.com
With a copy to (which shall not constitute notice):	Burr & Forman LLP 171 11th Street, Suite 1100 Atlanta, Ga. 30383 Fax: 404-817-3244 Attn: Edward Brown Email: ebrown@burr.com
8.3    Counterparts. This Agreement, the other Transaction Agreements and all certificates, schedules and other documents attached to or deliverable under such agreements,

may be executed in any number of counterparts, and each counterpart will constitute an original instrument, but all such separate counterparts will constitute one and the same agreement.
8.4    Governing Law. The validity, construction, and enforceability of this Agreement will be governed in all respects by the Laws of the State of Georgia, without regard to its conflict of laws rules.
8.5    Dispute Resolution. Except as otherwise provided herein, all claims, disputes, and other matters in controversy (except matters relating to fraud, intentional misstatements or omissions, or the Employment Agreements between Buyer and Taylor and Patrick B. Madden as well as the Means Agreement) arising directly or indirectly out of or connected with the Transaction Agreements, relating to the breach, termination or validity of the Transaction Agreements, whether contractual or non-contractual, and whether during the term or after the termination of this Agreement, unless mutually settled Buyer and Selling Parties, shall be resolved in accordance with the Dispute Resolution Procedures attached as Exhibit C. Notwithstanding the foregoing, nothing herein will prohibit the parties from pursuing equitable remedies, such as injunctions of specific performance.
8.6    Assignment. This Agreement may be assigned to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer transfers all or substantially all of its assets, provided that either such entity is Meritage Homes Corporation or a direct or indirect wholly owned subsidiary of Meritage Homes Corporation and such corporation or entity assumes this Agreement and all obligations and undertakings of Buyer hereunder, but no such assignment will relieve Buyer or its successor of its liability for the respective obligations of Buyer hereunder (including without limitation those in Section 1.5B above). In addition, Buyer may prior to the Closing designate one or more wholly-owned subsidiaries to acquire the Acquired Assets, assume the Assumed Liabilities and otherwise consummate the transactions contemplated this Agreement. To the extent so designated, the wholly-owned subsidiary or subsidiaries consummating the transaction shall be deemed parties to this Agreement as if named herein as Buyer without the need for further reference or action and shall be entitled to, and obligated by, the rights and obligations of Buyer hereunder. The Buyer may also require Seller to assign in whole or in part any parcel of the Owned Real Property or the Contracted Real Property (including rights and obligations under the related Existing Real Estate Contract) at or in connection with the Closing, in each case, to a landbanker or similar entity designed by Buyer.  Seller and the Selling Parties agree to use their reasonable commercial efforts, without incurring material out-of-pocket costs (not reimbursed by Buyer) to facilitate the counterparty’s consent to such assignment (where no Selling Party is the owner or contracting selling party under such Existing Real Estate Contracts). Any assignment in violation of the provisions of this Agreement will be null and void. No Selling Party may assign its obligations hereunder.
8.7    Gender and Number. The masculine, feminine, or neuter pronouns used herein will be interpreted without regard to gender, and the use of the singular or plural will be deemed to include the other whenever the context so requires.

8.8    Schedules and Exhibits. The Schedules (including, without limitation, any updates to such Schedules prior to the Closing) and Exhibits referred to in this Agreement and attached to this Agreement are incorporated in this Agreement by such reference as if fully set forth in the text of this Agreement.
8.9    Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or waiver of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
8.10    Costs. Except as otherwise provided in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
8.11    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.
8.12    Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired, or invalidated and the court will modify this Agreement or, in the absence thereof, the parties will negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.
8.13    Binding Effect. Subject to the provisions and restrictions of Section 8.5, the provisions of this Agreement are binding upon and will inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.
8.14    Construction. References in this Agreement to “Sections,” “Articles,” “Exhibits,” “Appendices” and “Schedules” are to the Sections and Articles in, and the Exhibits, Appendices and Schedules to, this Agreement, unless otherwise noted.
8.15    Time Periods. Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (Scottsdale, Arizona time) on the last day of the applicable time period provided for in this Agreement. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action will be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.
8.16    Headings. The headings of this Agreement are for purposes of reference only and will not limit or define the meaning of any provision of this Agreement.
8.17    Access to Records. Buyer will provide Seller with reasonable access to books, records, and documents transferred to Buyer hereunder for period of three (3) years from the Closing or such longer time as Seller notify Buyer that Seller may require for Tax purposes.
8.18    Entire Agreement. The Transaction Agreements constitute the entire agreement, including with respect to representations and warranties, between the parties pertaining to the subject matter contained in the Transaction Agreements. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in the Transaction Agreements. No supplement, modification or amendment of the Transaction Agreements will be binding unless in writing and executed by the parties thereto.
8.19    No Third-Party Beneficiaries. Except as specifically provided in Section 8.5 of this Agreement and similar provisions in the other Transaction Agreements, neither this Agreement nor any other Transaction Agreement is intended to, and none of them shall, create any rights in any other person other than the parties to such agreements. Without limiting the generality of the foregoing, nothing herein or in any other Transaction Agreement is intended to create, nor shall it create, in the Title Company or any title insurer any right of subrogation to any rights of Buyer arising from any representation or warranty of any Selling Party.
[Signatures of the parties are on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

“Buyer”

Meritage Homes Corporation,
a Maryland corporation

/s/ Larry W. Seay
Name: Larry W. Seay
Title:Executive Vice President and Chief Financial Officer
“Seller”

BK Residential Construction, LLC,
a Georgia limited liability company

/s/ Richard B. Means
Name:Richard B. Means
Title:Manager

Legendary Realty & Marketing, Inc., a Georgia corporation
/s/ Richard B. Means
Name: Richard B. Means
Title: President

Other “Selling Parties” and “Seller Indemnitors”

/s/ Richard B. Means
Richard B. Means

/s/ Steven K. Taylor
Steven K. Taylor

/s/ Sherry M. Means
Sherry M. Means as Trustee of The Means Gift Trust u/t/d December 30, 2012

[Signature Page to Asset Purchase Agreement]

Legendary Consulting, Inc.,
                        a Georgia corporation
/s/ Steven Kip Taylor
Name: Steven Kip Taylor
Title: President
Gra Kell Trust
/s/ Robert C. Belans
Robert C. Belans, as Co-Trustee
/s/ Timothy A. Taylor
Timothy A Taylor, as Co-Trustee
/s/ Steven K. Taylor
Steven K. Taylor, as Co-Trustee

[Signature Page to Asset Purchase Agreement]

APPENDIX I
APPENDIX I
DEFINITIONS
The following terms will have the meanings set forth below where used in this Agreement and identified with initial capital letters.
1.1    “BK Charlotte Pipeline” means the real property described on Schedule 1.1 which is situated in the Charlotte, North Carolina area and which Seller represents to Buyer is subject to one or more fully executed contracts, letters of intent or term sheets between the owners thereof and a Selling Party and that Seller is currently actively pursuing.
1.2    “Cash and Cash Equivalents” means all balances in bank accounts including checks deposited but not yet credited and actual petty cash on hand, but shall not include earnest money provided by prospective homeowners on homes not closed by the Closing Date (which earnest money shall be an Acquired Asset hereunder based on the corresponding balance sheet liability).
1.3    “Cause” means (i) the Selling Party’s commission of any act of fraud or dishonesty relating to and materially adversely affecting the business affairs of Buyer or its subsidiaries or affiliates, such as embezzlement or receipt of improper payments from suppliers; (ii) the Selling Party’s conviction of any felony; (iii) the Selling Party’s material and continuing breach of the Non-Disclosure and Non-Competition Agreement; (iv) Selling Party’s failure to execute his employment duties and responsibilities in a manner consistent with past practice; or (v) the Selling Party’s willful misconduct or gross insubordination that harms the Buyer or its subsidiaries or affiliates, provided, however, “Cause” shall for items (iv) and (v) not be deemed to exist if the events are cured within thirty (30) days of notice by the employer entity to the Selling Party specifying the alleged Cause.
1.4    “Employee Benefit Plan” means any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has or may have any liability, or with respect to which Buyer or any of its ERISA Affiliates would reasonably be expected to have any liability, contingent or otherwise.
1.5    “Governmental Authority” will mean any nation or government, any state or other political subdivision or quasi-governmental authority thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission,

Appendix I - 1

or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organizations.
1.6    “Indebtedness” means, with respect to any person or entity, without duplication (a) all indebtedness, including accrued interest, of such person or entity for borrowed money or for the deferred purchase price of property payment, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and reflected as Balance Sheet Operating Liabilities on the Final Closing Balance Sheet, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness to, or loans from, to owners or key managers or consultants, (d) all capitalized leases, and (e) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person.
1.7    “Intellectual Property” means all means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction owned or held for use by, or otherwise licensed to, the Seller: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, or any brand names, user names or other identifiers for social media or networking websites; (iii) original works of authorship in any medium of expression, whether or not published, including all house plans and other architectural works, drawings, blueprints and designs, and all other copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications for any of the foregoing; (iv) confidential information, formulas, non-public architectural works, drawings and plans, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (vi) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.
1.8    “Knowledge of Seller” means facts or information known, or that would have reasonably be expected to be known due to their positions with Seller and the nature of the facts or information, of Richard B. Means, Steven K. Taylor or Patrick B. Madden.
1.9    “Laws” or “under Law” will mean all federal, state, regional, local, or other governmental or quasi-governmental statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, or judicial or administrative interpretations thereof, including

Appendix I - 2

without limitation, Environmental Laws, which are applicable to Seller, Buyer, the Business, or the Acquired Assets or the use, development, or condition thereof or otherwise applicable to any of the Acquired Assets.
1.10    “License Holder” will mean each of Ron Machler, Pat Murphy, David Storey, Steven K. Taylor and Curt Boatright (collectively, the “License Holders”)
1.11    “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance, of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under Law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
1.12    “Pending” means a proceeding or other referenced action has been instituted and for which written notice or other conspicuous notification would have been provided to the entity or person charged in such proceeding or action.
1.13    “Personal Property Assets” means all of Seller’s right, title and interest in and to the following; provided, however, that the Personal Property Assets shall not include any Excluded Assets or Real Property Assets:
(1)    all assets reflected on the Final Closing Balance Sheet, except for the Real Property Assets;
(2)    any current assets, accounts receivable and notes receivable; provided, however, that (i) to the extent that following the Closing Selling Parties receive any cash that constitutes an Acquired Asset or relates to an Assumed Liability, Selling Parties shall, as soon as practicable after receipt thereof, turn over such cash to Buyer, and (ii) to the extent that following the Closing Buyer receives any cash that constitutes an Excluded Asset or relates to an Excluded Liability, Buyer shall, as soon as practicable after receipt thereof, turn such cash over to Selling Parties;
(3)    all equipment, furniture, furnishings, inventory, machinery, software, supplies, tools, vehicles, and other personal property owned or leased by Seller;
(4)    all rights and benefits in all (i) processes, know-how, technical data, and other trade secrets; (ii) sales forms and promotional and advertising materials; (iii) copyrights, whether registered or not, patents, trademarks, whether registered or not, and applications, registrations, and renewals with respect thereto; (iv) customer, supplier and contractor lists, (v) software licensing and equipment rental agreements associated with computers or data processing, and (vi) goodwill associated therewith.  Additionally, Seller hereby grants (or shall cause its affiliates to grant) to Buyer Seller’s rights to use the names “Legendary,” “Legendary Homes,” “Legendary Communities,” “Legendary Realty,” “Legendary Consulting” and “Legendary Realty and Marketing,” and all logos used in connection therewith;

Appendix I - 3

(5)    all of the books, instruments, papers, and records of whatever nature and wherever located, whether in written form or another storage medium, including without limitation (i) accounting and financial records; (ii) property records and reports; (iii) environmental records and reports; (iv) personnel and labor relations records; and (v) property, sales, or transfer Tax records and returns; provided, however, that (x) Buyer shall retain the original accounting and financial records (and will make copies available to the Seller upon any reasonable request) and (y) such books, instruments, papers, and records will exclude any documents relating exclusively to the Excluded Assets or Excluded Liabilities or to any employees of the Seller not hired by Buyer;
(6)    to the extent transferable: all the right, title, and interest in all approvals, authorizations, certificates, consents, franchises, licenses, permits, rights, variances, plans, and waivers acquired, being acquired, applied for, or used, and all agreements with, and any waivers, licenses, permits, and approvals from or to any Governmental Authority, department, board, commission, bureau or any other entity or instrumentality, and other authorities in the nature thereof, all as related to the Acquired Assets;
(7)    all rights and benefits in, to and under all vendor, supplier and equipment lessor agreements concerning any supplies, services, equipment and furniture utilized for office purposes; and
(8)    all contracts, agreements or understandings to which the Seller is party or by which the Seller or any of its assets are bound, excluding those contracts included in Real Property Assets pursuant to Section 3.6 and excluding Excluded Contracts.
1.14    “Seller Indemnitors” will mean BK Residential Construction, LLC, Legendary Realty and Marketing, Inc., Richard B. Means, Sherry M. Means as Trustee of the Means Gift Trust U/T/D December 30, 2012, Steven K. Taylor, Legendary Consulting, Inc., the Gra Kell Trust and upon the Joinder Agreement described in Section 2.9 hereof, Eleven Strategic Investments Trust as acting through its Trustee; provided, however, if the Joinder Agreement as described in Section 2.9 hereof is executed, delivered and completed as described in Section 2.9 then Gra Kell Trust shall not be included as a Seller Indemnitor.
1.15    “Taxes” will mean any and all federal, state, local or foreign income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A, 26 U.S.C. § 59), natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, payroll, employment, employee or withholding, recapture, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, “roll-back” any other taxes, assessments, levy, fee, or government charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other matter, whether as a result of an express or implied obligation, by contract or pursuant to Law, including any interest, penalty, or addition thereto, whether disputed or not.
1.16    “Tax Returns” will mean any return, declaration, report, claim to refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Appendix I - 4

1.17    “Transaction Agreements” means this Agreement, the Non-Disclosure and Non-Compete Agreement, the Employment Agreements between the Buyer and each of Steven K. Taylor and Patrick B. Madden, the Means Agreement, Assignment and Assumption Agreement, the Intellectual Property Assignment and the Bill of Sale and Assignment Agreement.
1.18    “Index of Other Definitions”. The following terms are defined in this Agreement in the Sections indicated below:

Term	Page
Acquired Assets	Section 1.2
Acquired Non-Real Estate Contracts	Appendix III 3.13(a)
Affiliate Option Agreement	Appendix III 3.12(3)
Affiliate Property	Section 3.6A
Affiliate Property Owner	Section 3.6A
Agreement	Preamble
Approved Title Exceptions	Section 3.7C
Arbitrator	Section 1.5B
Assignment and Assumption Agreement	Section 5.1A
Assumed Employee Liabilities	Section 3.1
Assumed Liabilities	Section 1.4A
Balance Sheet Operating Liabilities	Section 1.4A
Bill of Sale and Assignment Agreement	Section 5.1E
Business	Recitals
Buyer	Preamble
CERCLA	Appendix III 3.21(a)
Closing	Section 1.1
Closing Date	Section 1.1
Closing Payment	Section 1.5A
Code	Section 5.1C
Contracted Real Property	Section 3.6A
Corporate Interest Charge	Section 1.5B
Countining Liabilites	Section1.4C
Deed	Section 5.1A
Disapproved Title Exceptions	Section 3.7C
Earn-Out Payments	Section 1.5B
Earn-Out Period	Section 1.5B
Employee Liabilities	Section 3.1
Employment Agreements	Section 3.1
Environmental Laws	Appendix III 3.21(a)
ERISA	Appendix III 3.16
ERISA Affiliate	Appendix III 3.16
ESIT	Section 2.9
Excluded Assets	Section 1.3
Excluded Liabilities	Section 1.4B
Existing Real Estate Contracts	Section 3.6A

Appendix I - 5

Final Closing Balance Sheet	Section 1.5C
Financial Statements	Appendix III 3.7(A)
GAAP	Section 1.4A
Holdback Fund	Section 1.5D
Housing Units	Appendix III 3.12(2)(M)
Indemnified Party	Section 6.6A
Indemnifying Party	Section 6.6A
Intellectual Property Assignment	Section 5.1D
May 31, 2014 Balance Sheet	Appendix III 3.7(A)
Land Use Entitlements	Appendix III 3.22B
Losses	Section 6.4
Material Adverse Effect	Section 4.3D
Means	Preamble
Means Agreement	Section 3.1A
Members	Preamble
Non-Disclosure and Non-Compete Agreement	Recitals
Option Agreements	Section 3.6A
Owned Real Property	Section 3.6A
Permits	Appendix III 3.22A
Preliminary Closing Balance Sheet	Section 1.5C
Premium	Section 1.5A
Pre-Tax Net Income	Section 1.5B
Property Leases	Appendix III 3.13
Purchase Price	Section 1.5A
Purchase Price Allocation Schedule	Section 1.6A
Real Estate Escrow	Section 3.6B
Real Estate Escrow Agent	Section 3.6B
Real Property	Section 3.6A
Real Property Assets	Section 3.6A
Real Property Intellectual Property	Section 3.6A
Reports	Section 3.7A
Required COBRA Coverage	Section 3.1
Sample Balance Sheet	Section 1.4A
Sample Earn-Out Calculation	Section 1.5B
SEC	Section 3.3
Seller	Preamble
Seller’s Cash and Cash Equivalents	Section 1.5 (b)
Selling Parties	Preamble
Selling Parties’ Representative	Section 3.4
Survey	Section 3.7A
Taylor	Preamble
‘13 Financial Statements	Appendix III 3.7(A)
Title Commitment	Section 3.7D
Title Company	Section 3.6B
Title Policy	Section 3.7D
Title Report Supplement	Section 3.7B

Appendix I - 6

Warranty Fund	Section 3.5

Appendix I - 7

APPENDIX II

APPENDIX II
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules provided by Buyer under separate cover (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any other Transaction Document), Buyer hereby represents and warrants as follows to and for the benefit of Selling Parties:
2.1    Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of Maryland and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business and assets, or ability to consummate the transactions contemplated hereby.
2.2    Authority Relative to this Agreement. Buyer has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions to which it is a party that are contemplated hereby (including execution of the other Transaction Agreements to which it is a party) have been duly authorized by Buyer, and no other actions or proceedings, corporate or otherwise, on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and (assuming this Agreement constitutes a valid and binding obligation of the other parties hereto) constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
2.3    No Conflicts. Buyer is not subject to nor obligated under (i) any provision of its articles of incorporation or bylaws, (ii) any agreement, arrangement, or understanding, (iii) any license, franchise, or permit, or (iv) any Law, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby, except, in the case of clauses (ii) and (iii), for any such breaches, violations, rights of termination or acceleration which are not reasonably likely, individually or in the aggregate, to have a material adverse effect on its business and assets, or ability to consummate the transactions contemplated hereby.
2.4    No Consents. No authorization, consent, or approval of, or filing with, any Governmental Authority is necessary on the part of Buyer for the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement, except for any such authorizations, consents, approvals or filings, the failure of which to obtain or make is not reasonably likely, individually or in the aggregate, to have a material adverse effect on its business and assets, or ability to consummate the transactions contemplated hereby.
2.5    Disclosure. This Agreement does not contain any untrue statement of a material fact or, to the Knowledge of Buyer, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

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APPENDIX III
APPENDIX III
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules provided under separate cover by Selling Parties (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any other Transaction Document), Selling Parties hereby represent and warrant as follows to and for the benefit of Buyer:
Basic Corporate Representations:
3.1    Organization and Qualification. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of Georgia and has the requisite limited liability power and authority to own and operate its properties and to carry on the Business as it is now being conducted.
3.2    Ownership Interests. Schedule 3.2 sets forth a true, correct and complete list identifying the percentage and owner of all outstanding ownership interests of Seller, all of which are held by the Members.  Except with respect to the arrangement of Seller described in Section 2.9, there are no options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other ownership interests of Seller or contracts, commitments, understandings or arrangements by which Seller may become bound to issue additional ownership interests, or options, warrants, scrip, rights to subscribe, calls or commitments for any ownership interests.
3.3    Authority Relative to this Agreement. Each of Selling Parties has the requisite power and authority to enter into this Agreement and to carry out such Selling Party’s obligations hereunder. The execution and delivery of this Agreement by such Selling Party and the consummation by such Selling Party of the transactions to which such Selling Party is a party that are contemplated hereby (including execution of the other Transaction Agreements to which such Selling Party is a party) have been duly authorized by such Selling Party, and no other actions or proceedings, corporate or otherwise, on the part of such Selling Party are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by such Selling Party and (assuming this Agreement constitutes a valid and binding obligation of the other parties hereto) constitutes a valid and binding obligation of such Selling Party enforceable against such Selling Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
3.4    No Conflicts. Subject to the authorizations, consents, approvals and filings referred to in Section 3.5 of Appendix III and on Schedule 3.5, Selling Parties are not subject to nor obligated under (i) any provision of its articles of organization, operating agreement or any other similar agreement, as applicable, (ii) any agreement, arrangement, or understanding, (iii) any Permit, or (iv) any Law, which would be breached or violated, or in respect of which a right of termination

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or acceleration would arise, or pursuant to which any Lien on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.
3.5    Consents. Schedule 3.5 sets forth a complete list of all authorizations, consents and approvals of, or filings with, any person, entity, Governmental Authority or pursuant to any Acquired Non-Real Estate Contract or Existing Real Estate Contract that is necessary for the Selling Parties’ consummation of the transactions contemplated by this Agreement and, except as set forth in Schedule 3.5, no authorization, consent, or approval of, or filing with, any person, entity, Governmental Authority or pursuant to any Acquired Non-Real Estate Contract or Existing Real Estate Contract is necessary for Seller’s consummation of the transactions contemplated by this Agreement.
3.6    Subsidiaries. Seller owns no stock, partnership interest, membership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, company, organization, association, or entity.
Financial and Tax Representations:
3.7    Financial Statements.
(A)    Schedule 3.7(A) sets forth: (i) the audited financial statements of Seller as of, and for the fiscal year ended, December 31, 2013 (the “‘13 Audited Statements”); the reviewed financial statements of Seller as of, and for the fiscal year ended, December 31, 2012; and the compiled unaudited financial statements of Seller as of, and for the fiscal year ended, December 31, 2011; and (ii) the unaudited financial statements of Seller as of, and for the period ended, May 31, 2014 (with the balance sheet therein termed the “May 31, 2014 Balance Sheet” and, the financial statements described in the immediately preceding clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied in accordance with past practices of Seller in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may have arisen due to the evolution in the scope of the engagement of the accountants or as otherwise indicated in the notes to the Financial Statements) and fairly present in all material respects the consolidated financial position of Seller as of the dates thereof and the consolidated results of Seller’s operations and cash flows for the periods then ended, except for the absence of footnotes to the unaudited financial statements.
(B)    There are no Liabilities relating to or affecting the Business or the Acquired Assets (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether due or to become due and regardless of when asserted, except (i) Liabilities reflected in the May 31, 2014 Balance Sheet, (ii) Liabilities which have arisen in the ordinary course of business after the May 31, 2014 Balance Sheet and (iii) Excluded Liabilities.
(C)    The forecasts and projections prepared by the Selling Parties and provided to Buyer were prepared in good faith using reasonable assumptions, and such projections and forecasts are reasonably achievable based on the fulfillment of underlying future activities in such assumptions and current economic conditions affecting homebuilders in Seller’s markets.

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3.8    No Material Adverse Changes. Since the May 31, 2014 Balance Sheet, there has not been any material adverse change in the assets, financial condition, or operating results, customer, employee, or supplier relations, business condition, or financing arrangements of Seller, which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
3.9    Absence of Certain Developments. Except as contemplated in and consistent with the terms of this Agreement or as otherwise shown on Schedule 3.9, since May 31, 2014, Seller has not, in respect of the Business:
(1)    changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets;
(2)    declared or paid any dividend or distributions (other than cash distributions to enable members or stockholders to make quarterly Tax payments);
(3)    borrowed or otherwise incurred or become subject to any Indebtedness, except in the ordinary course of business and in a manner and in amounts that are in keeping with past practices;
(4)    except as is reasonably necessary for the ordinary operation of the business and in keeping with past practices, mortgaged, pledged, or subjected to any Lien any of its assets;
(5)    sold, assigned, or transferred (including, without limitation, transfers to any employees, shareholders, or affiliates) any material assets, except in the ordinary course of business consistent with past practices;
(6)    sold, assigned, or transferred any patents, trademarks, trade names, copyrights, trade secrets, or other intangible assets or disclosed any proprietary or confidential information to any person (other than Buyer);
(7)    waived any material right or claim or written down or reserved against any account receivable;
(8)    entered into or modified any transaction with a Member, Selling Party partner, member or officer of Seller or any of their affiliates except as described in Section 2.9 hereof;
(9)    suffered any theft, damage, destruction, or loss of or to any property owned or used by it, whether or not covered by insurance, except for any such theft, damage, destruction or loss that is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect;
(10)    increased the annualized level of compensation of or granted any bonuses, benefits, or other forms of direct or indirect compensation (other than in accordance with plans and programs in place on the date of this Agreement, or with respect to non-management employees, in the ordinary course of business) to any employee, officer, director, independent contractor or consultant, or adopted, amended or modified any Employee Benefit Plans;

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(11)    except as is reasonably necessary for the ordinary operation of the Business and in a manner and in amounts that are in keeping with past practices, made any capital expenditures or commitments for property, plant or equipment (other than purchases of land in the ordinary course of business consistent with past practices);
(12)    except as is reasonably necessary for the ordinary operation of the Business and in keeping with past practices, entered into any contract, written or oral, that involves consideration or performance by it of a value exceeding $25,000 or a term exceeding one year other than land purchases or home sales contracts entered into in the ordinary course of business consistent with past practices;
(13)    except as reasonably necessary for the ordinary operation of the business and in keeping with past practices pertaining to real estate agent advances, made any loans or advances to, or guarantees for the benefit of, any persons; or
(14)    made charitable contributions (including pledges) that are not accrued on its books and that in the aggregate exceed $10,000.
3.10    Tax Matters. All Taxes due and payable by Seller (or, with respect to tax items of or relating to the Seller, by Seller’s ultimate beneficial owners) have been paid (or are accrued on the applicable Financial Statements or will be accrued on the Preliminary Closing Balance Sheet) and all Tax Returns due relating thereto have been filed.  There is no outstanding deficiency or proposed adjustment for any Taxes asserted or assessed in writing by any taxing authority against Seller (or, with respect to tax items relating to the Seller, against Seller’s ultimate beneficial owners).  Neither Seller nor its ultimate beneficial owners have consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, and no extension of any statute of limitations has been given respecting any Tax items of Seller.  There is no action, suit, taxing authority proceeding, investigation, review or audit now in progress, or Pending, in each instance regarding any Taxes of, relating to, or with respect to Seller, and no notice or request for information from, or with respect to, Seller or Seller’s tax items has been received by any Selling Party.  There are no Liens on the assets of Seller relating or attributable to Taxes (other than Liens for sales and payroll Taxes not yet due and payable and Liens for non-delinquent real property Taxes and assessments), and to the Knowledge of Seller, there is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any such Lien on the assets of Seller.  Seller has complied with all requirements relating to the withholding of Taxes, has timely remitted such withholdings to the appropriate governmental authority, and timely filed all forms in connection therewith. The Owned Real Property and, to the Knowledge of Seller, the Contracted Real Property, is not and will not be subject to any “roll-back” tax or similar tax subjecting the owner of such Real Property to any retroactive assessment.
Asset Representations:
3.11    Good Title to and Condition of Acquired Assets. Seller’s title to the Acquired Assets will be transferred at Closing free and clear of all Liens other than Approved Title Exceptions. All of the Acquired Assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Acquired Assets represent substantially all of

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the assets of the Business and all of the assets necessary or required by Buyer to continue to operate the Business as conducted prior to the Closing Date. Seller owns, or leases under valid leases, all property, machinery, equipment, and other tangible and intangible assets necessary for the conduct of the Business. None of the assets attributable to, or necessary to the operation of, the Business, as conducted immediately prior to the Closing Date, are held or owned by an entity other than Seller. As of Closing, there will be no parents, shareholders, members, partners or affiliates of any Seller that directly own any assets, Permits or other authorizations relating to the Acquired Assets or the Business.
3.12    Real Property.
1.    General Real Property Information.
(A)    Schedule 3.12(1)(A) sets forth true and correct information relating to the Owned Real Property and Contracted Real Property. As to Owned Real Property, the Schedule sets forth: the name of the project, the lot numbers (as shown on the recorded plat) for Owned Real Property in the project, the number of model homes and whether any have been sold, the number of other homes sold, the number of homes under purchase contract, the number of homes under construction, the number of finished lots that remain available for sale, and estimated home deliveries by July 31, 2014 and December 31, 2014. As to Contracted Real Property, the Schedule sets forth: the name of the project or proposed project, the lot numbers (as shown on the recorded plat) remaining under the Option Agreements for each project, and the type of agreement to which the property is subject (option, purchase or other agreement).
(B)    As to Owned Real Property and Contracted Property, Selling Parties have provided to Buyer budgets for the projects identified on Schedule 3.12(1)(B), which budgets were prepared in good faith and with reasonable assumptions. Without limitation of the foregoing, the book value of the lots included in the May 31, 2014 Balance Sheet are materially consistent with that reflected in the budgets.
(C)    As to Contracted Real Property, Selling Parties have provided to Buyer feasibility studies for select projects or potential projects, as identified on Schedule 3.12(1)(C), which were prepared in good faith and with reasonable assumptions. Nothing has come to the attention of Selling Parties that would require a change in such assumptions.
(D)    No Seller Party is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.
(E)    Schedule 3.12(1)(E) represents Seller’s closing projections for July – September 2014.
(F)    Schedule 3.12(1)(F) sets forth a complete list of Existing Real Estate Contracts.
2.    Owned Real Property.

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(A)    With respect to any agreements, arrangements, contracts, leases, licenses, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to Seller title to or an interest in or right with respect to the Owned Real Property, except as disclosed on Schedule 3.12(2)(A), no breach or default by Seller exists, and no event has occurred that, with the giving of notice, the lapse of time, or both, would constitute a breach or event of default by Seller, or to the Knowledge of Selling Parties, by any other person.
(B)    Seller is not subject to any Pending or, to the Knowledge of Selling Parties, threatened proceeding or other fact or condition that is reasonably likely to limit or result in the termination of necessary access to the Owned Real Property from public highways, streets, or roads.
(C)    Selling Parties have not received any written notice from any Governmental Authority of any Pending or threatened condemnation, eminent domain, or similar proceeding with respect to the Owned Real Property and none is Pending or, to the Knowledge of Selling Parties, threatened with respect to the Owned Real Property.
(D)    Any buildings or improvements on the Owned Real Property to the extent installed or constructed by Seller are in compliance with all Laws in all material respects and do not violate, (i) any set-back, (ii) zoning Law or other governmental restriction in the nature thereof, or (iii) any restrictive covenant affecting any such Owned Real Property.
(E)    To the Knowledge of Seller, there are no parties in possession of any portion of the Owned Real Property as lessees, tenants at sufferance, or trespassers.
(F)    There are no material unpaid charges, debts, or Liabilities arising from the construction, occupancy, ownership, use, or operation of the Owned Real Property by Seller.
(G)    No Owned Real Property is subject to any condition or obligation to any Governmental Authority or other person requiring the owner or any transferee thereof to donate land, money or other property or to make off-site public improvements, other than as disclosed in the Reports or contained in the Land Use Entitlements.
(H)    No developer-related fees, charges, community development district assessments, or other assessments for public improvements or otherwise made against the Owned Real Property or any lots included therein are due and unpaid, or will become due in the future, including without limitation those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, and streets (including perimeter streets), roads and curbs, other than as may be required in the ordinary course of completing such project.
(I)    There is no moratorium applicable to the Owned Real Property on (i) the issuance of building Permits for the construction of houses, or certificates of occupancy therefor, or (ii) the purchase of sewer or water taps.

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(J)    Schedule 3.12(2)(J) sets forth a list of all soil reports in Seller’s possession relating to the Owned Real Property and Contracted Real Property. To the Knowledge of Seller, the soil reports are correct and complete.
(K)    Except as set forth in the Reports, Surveys or plats or those documents listed on Schedule 3.12(2)(J) or Schedule 3.21F, to the Knowledge of Seller, the Owned Real Property: (i) does not contain “wetlands,” as defined, or subject to regulation by, the Army Corps of Engineers or the Environmental Protection Agency, that will affect the installation of a building pad or the construction of a home on such property consistent with the plans being used in the applicable project, (ii) does not have a level of radon above action levels of the U.S. Environmental Protection Agency, (iii) is not located within a “critical,” “preservation,” “conservation,” “habitat conservation area,” or similar type of area subject to regulation under any Environmental Laws, and (iv) is not “critical habitat” as defined in the Endangered Species Act of 1976, as amended, 16 U.S.C. §§ 1531 et seq., or in the regulations promulgated thereunder, and does not contain any “endangered species” or “threatened species,” as defined therein, or under any similar state or local Environmental Laws.
(L)    Except as disclosed in the Reports or any Title Policy, Seller has not granted to any person any contract or other right to the use of any portion of the Owned Real Property or to the furnishing or use of any facility or amenity on or relating to the Owned Real Property.
(M)    To the Knowledge of Seller, all of the residential dwellings constructed (together with the associated lot) (“Housing Units”), improvements and buildings on the Owned Real Property were constructed in a good and workmanlike manner, comply with all Laws, are structurally sound, are in good and proper working condition and repair (normal wear and tear, normal maintenance and warranty and customer services matters encompassed within Section 3.5 of the Agreement excepted).
(N)    To the Knowledge of Seller, any improvements and buildings included within the Owned Real Property are located within the boundary lines of the Owned Real Property and do not encroach upon the land of any adjacent owner, no improvements of any third person encroach upon the Owned Real Property, and no person has any unrecorded right, title or interest in the real property constituting the Owned Real Property, whether by right of adverse possession, prescriptive easement or otherwise.
(O)    To the Knowledge of Seller, Seller is in compliance in all material respects with all covenants, easements, and restrictions pertaining to the Owned Real Property. None of the Selling Parties has received any written notice to the effect that the Owned Real Property is being developed or used in violation of covenants, easements, or restrictions.
(P)    Except as disclosed in the Reports or any Title Policy, Seller does not have any liability for any Taxes relating to Owned Real Property, other than Taxes not yet delinquent, and there are no Liens for Taxes against such property.
(Q)     To the Knowledge of Seller, and except as set forth on Schedule 3.12(2)(Q), none of the Owned Real Property is located within a 100 year flood plain as identified by the Federal

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Emergency Management Agency that will affect the installation of a building pad or the construction of a home on such property consistent with the plans being used in the applicable project.
(R)    To the Knowledge of Seller, no portion of the Owned Real Property is situated within a “noise cone” such that the Federal Housing Administration will not approve mortgages due to the noise level classification of such real property.
3.    Contracted Real Property and Affiliate Property. Schedule 3.12(3) represents a complete and accurate list of all contracts, options and agreements relating to the Contracted Real Property to which Seller or any Affiliate Property Owner is a party, and Seller has provided to Buyer a true and correct copy of each such Existing Real Estate Contract related thereto, together with all amendments, waivers, or other changes thereto. APA Schedule 3.6A(6) represents a complete and accurate list of all contracts, options and agreements relating to vacant residential land and/or lots and related community improvements in North Carolina, South Carolina, and Georgia owned or controlled by Selling Parties (or their affiliates) other than Seller (collectively, the “Affiliate Property”). To the Knowledge of Selling Parties or except as shown on such Schedule 3.12(3), no Party is in breach of any of the representations, warranties or obligations under any contract relating to the Affiliate Property or any Existing Real Estate Contract applicable to the Owned Real Property or the Contracted Real Property. With respect to Affiliate Property, Selling Parties shall timely following Closing take all action necessary or desirable to dedicate streets, public improvements, common areas and other improvements intended or required to be conveyed to any governmental or utility authority or homeowner association.
3.13    Acquired Non-Real Estate Contracts; General Contract Representations.
1.    Schedule 3.13 sets forth a complete list of all contracts, agreements or understandings to which Seller is party or by which Seller or any Selling Party of any of its assets is bound, other than the Existing Real Estate Contracts (“Acquired Non-Real Estate Contracts”). Prior to the date of this Agreement, Seller has provided to Buyer a true and correct copy of each such Acquired Non-Real Estate Contract, together with all amendments, waivers, or other changes thereto.
2.    Each of the Acquired Non-Real Estate Contracts and Existing Real Estate Contracts is valid, binding, and in full force and effect on Seller in all material respects and, to the Knowledge of Seller, is valid, binding, and in full force and effect in all material respects on each of the other parties thereto. Seller has not, and to the Knowledge of Seller, no other party thereto has, assigned any of its rights or delegated any of its duties thereunder.
3.     Except as shown on such Schedule 3.12(3), Seller is not in breach or default under any Acquired Non-Real Estate Contract or Existing Real Estate Contract and, to the Knowledge of Seller, no third party is in breach or default thereunder and no event has occurred with respect to Seller that with the lapse of time or action or inaction by Seller would result in a breach thereof or a default thereunder. Seller has not received notice of any alleged default under any Acquired Non-Real Estate Contract or Existing Real Estate Contract.

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4.    Upon the assignment of each Acquired Non-Real Estate Contract and Existing Real Estate Contract to Buyer pursuant hereto, and subject to any consents set forth on Schedule 3.5, all rights of Seller with respect to each Acquired Non-Real Estate Contract and Existing Real Estate Contract will inure to Buyer and each Acquired Non-Real Estate Contract and Existing Real Estate Contract will be enforceable by Buyer in accordance with its terms, subject to creditors’ rights generally and equitable principles.
5.    Seller has paid all rental and other payments due under all personal and real property leases pursuant to which Seller is the lessee of any real or personal property, or holds or operates any equipment, machinery, vehicle, or other tangible personal property owned by a third party and used in connection with the Business (the “Property Leases”) under which Seller is the lessee in accordance with its terms. With respect to each such Property Lease, Seller has been in peaceable possession of the buildings, equipment, machinery, real property, vehicles, or other tangible property covered thereby since the commencement of the original term of such Property Lease. No indulgence, postponement, or waiver of Seller’s obligations under any such Property Lease has been granted by the lessor. Subject to the terms of the Property Leases, Seller possesses full right and power to occupy or possess, as the case may be, all of the buildings, equipment, machinery, real property, vehicles, and other tangible property covered by such Property Leases.
6.    The execution, delivery and performance by Seller and the Selling Parties of this Agreement and the Transaction Agreements, including, but not limited to, the assignment to Buyer of the Acquired Non-Real Estate Contracts and Existing Real Estate Contracts, except as expressly identified on Schedule 3.5, does not and will not violate, conflict with or constitute a breach of any of the terms or provisions of or constitute a default under (or an event that with the giving of notice or lapse of time or both, would constitute a default), or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of Seller or any Selling Party pursuant to, any agreement or instrument binding upon Seller or any Seller Party, including, for the avoidance of doubt, under any Acquired Non-Real Estate Contract or Existing Real Estate Contract.
7.    The execution and delivery of the Affiliate Option Agreement(s) does not and will not require the consent or approval of any party other than the Selling Parties under any agreement, contract, or arrangement with any third party, or under any rule, or ordinance, regulation, authorization, policy or Law of any Governmental Authority.
3.14    Intellectual Property. Schedule 3.14 sets forth a description of the material Intellectual Property which Seller owns or has been licensed for use, or otherwise has the rights to use in the conduct of the Business, including without limitation registrations and applications for any such Intellectual Property, and all such Intellectual Property is owned or held by Seller free and clear of all Liens (other than may be related to Indebtedness to be extinguished as of the Closing). The conduct of the Business as it is now being conducted with respect to the Intellectual Property do not infringe or misappropriate any rights held or asserted by any person, and, to the Knowledge of Selling Parties, no person is infringing on the Intellectual Property. Except as set forth in the Acquired Non-Real Estate Contracts, no payments are required for the continued use of the Intellectual Property and all licenses to any Intellectual Property licensed to the Seller are valid and

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in force, and upon transfer at Closing, Buyer will have all rights as Seller had to use in the Business. None of the Intellectual Property has been declared invalid or unenforceable by any Governmental Authority, or is the subject of any Pending or, to the Knowledge of Seller, threatened action for opposition, cancellation, declaration, infringement, invalidity, unenforceability, or misappropriation or like claim, action, or proceeding. All current and former employees and contractors who created, developed or conceived any house plans and other architectural works, drawings, blueprints and designs used by the Business have assigned all rights, title and interest therein to Seller, and no current or former employees or contractors have asserted any claim alleging ownership in or other rights to use any Intellectual Property owned by or created or developed on behalf of Seller, and Seller is not aware of any reasonable basis for such claim. All house plans and other architectural works, drawings, blueprints and designs used by the Business are owned outright by Seller or are licensed to Seller without further payment of any fee and may be assigned to Buyer without restriction on use or any further costs or obligations due thereafter. Seller has the right to use all trademarks or trade names used in connection with the Business, including, without limitation, the names “Legendary” “Legendary Homes,” “Legendary Communities,” “Legendary Realty,” “Legendary Consulting” and “Legendary Realty and Marketing” and any and all taglines, trade dress, designs and logos Seller uses in connection therewith. Seller has the right to transfer such trademarks, including without limitation, the names “Legendary” “Legendary Homes”, “Legendary Communities,” “Legendary Realty,” “Legendary Consulting” and “Legendary Realty and Marketing” and all related trade dress, designs and logos to Buyer for Buyer’s use in the Business and, upon such transfer at Closing, Buyer will have the exclusive right to use in the Business such trademarks, trade dress, designs, names and logos.
Operating Representations:
3.15    Employees. Attached as Schedule 3.15 is a list of names, current annual rates of salary, bonus, employee benefits, accrued vacation and sick time, sick pay, and other compensation and benefits and perquisites, including the provision of company owned automobiles, of all the employees and agents of Seller whose work relates, directly or indirectly, to the Business. To the Knowledge of Selling Parties, no key employee of Seller, and no group of Seller’s employees, has any plans to terminate his, her, or their employment. Seller is not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands, or proposals that are Pending or that have been conducted or made with or by any labor union or association, and there are no Pending or, to the Knowledge of Selling Parties, threatened labor disputes, strikes, or work stoppages that may affect Seller, the Acquired Assets or the Business. Seller is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices. Seller may terminate any employee, with or without cause but subject to generally applicable employment laws, without Liability or obligation, other than for salary, bonuses, vacation, sick time and similar obligations accrued through the date of any such termination and for the obligations of Selling Parties under Employee Benefit Plans of Seller referred to in Section 3.16 below.
3.16    Employee Benefit Plans. There are no Liens against the Acquired Assets under Section 412 of the Code or Sections 302 or 4068 of the Employee Retirement Income Security Act

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of 1974, as amended (“ERISA”). Neither Seller nor any corporation, trade, business or other entity under common control with Seller, within the meaning of Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) currently or has ever maintained, contributed to, been required to contribute to, or has had any liability (contingent or otherwise) with respect to, any plan that (i) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) is a “multiple employer plan,” as defined in Section 3(40) of ERISA, (iv) is a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code, or (v) is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.  Neither the Seller, nor any subsidiary or any ERISA Affiliate is required to provide security to any Employee Benefit Plan under Section 401(a)(29) of the Code. From and after Closing, except as accrued on the Final Closing Balance Sheet, Buyer will have no obligation to contribute to, or any liability in respect of, any Employee Benefit Plan (as such term is defined below) sponsored or maintained by Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate was obligated to contribute. Each Employee Benefit Plan has been established, maintained, operated and administered in all respects in accordance with its terms and any related agreements, and with the Code, ERISA and all applicable Laws.  The Seller, each subsidiary and each ERISA Affiliate has performed and complied in all respects with their obligations under, or with respect to, each Employee Benefit Plan and neither the Seller or any subsidiary or any ERISA Affiliate has incurred, and no fact exists, that would be expected to result in any liability (including, but not limited to, any tax liability) with respect to any Employee Benefit Plan.  No Employee Benefit Plan that is a “welfare benefit plan,” as defined in Section 3(1) of ERISA provides post-employment benefits to any person and all Employee Benefit Plans that are “welfare benefit plans” are fully insured.  All contributions and other payments required to be made to or by each Employee Benefit Plan under the terms of that Employee Benefit Plan, ERISA, the Code or any other applicable Law have been completely and timely made, and all such contributions made have been and are fully deductible under the Code or other applicable Law and no such contributions or deductions have been challenged or disallowed by any Governmental Authority. The execution of, and performance of the transactions contemplated by, this Agreement will not either alone or in connection with any other event(s) result in any payment or funding becoming due, increase the amount of compensation or benefits payable, or accelerate the vesting of any benefit or the time of any payment, to or in respect of any current or former employee, director, officer, or independent contractor of the Seller or any of its subsidiaries or ERISA Affiliates or result in any “parachute payment,” within the meaning of Section 280G of the Code.
3.17    Insurance.Schedule 3.17 lists and briefly describes each material insurance policy and fidelity bond, including performance improvement bonds, maintenance bonds, labor and material bonds and other bonds related to the Owned Real Property, maintained by Seller with respect to its properties or the Business, and sets forth the date of expiration of each such policies. All of such policies and bonds are in full force and effect and Seller is not in default with respect to its obligations under any of such policies or bonds. There is no claim of Seller Pending under any of such policies or bonds as to which Selling Parties have been notified that coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds and, to the Knowledge of Seller, there has been no threatened termination of, or material premium increase with respect to, any of such policies. To the Knowledge of Seller, the insurance coverage of Seller is customary for entities of similar size engaged in similar lines of business.

Appendix III - 11

Legal Representations:
3.18    Litigation. There are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or, to the Knowledge of Selling Parties, threatened against Seller, the Business, or the Acquired Assets before any Governmental Authority. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to the Business, the Acquired Assets or to its property or employees, and Seller is not in default under any order, writ, injunction, or decree of any Governmental Authority applicable to the Business.
3.19    Compliance with Laws. Seller has conducted the Business in compliance in all material respects with Law. Selling Parties have not received any written notice alleging a violation of Law. Without limiting the generality of the foregoing, Seller is not in violation of, and Selling Parties have not received a notice or charge asserting any violation of, the Occupational Safety and Health Act of 1970, as amended, or any other Laws regulating or otherwise affecting employee health and safety. Seller has not given or agreed to give any money, gift, or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.
3.20    Warranties. Schedule 3.20 includes forms of Seller’s residential sales contracts containing applicable guaranty, warranty, and indemnity provisions. Except with respect to such warranties, Selling Parties have not given or made any express warranties to third parties with respect to any Housing Units or products sold or services performed by Seller in connection with such Housing Units and, to the Knowledge of Seller, there are no facts or the occurrence of any event forming the reasonable basis of any present claim against Seller for Liabilities in excess of the Warranty Fund due to any such express or implied warranty with respect to such Housing Units.
3.21    Environmental Matters.
(a)    Seller and the Owned Real Property and, to the Knowledge of Seller, the Contracted Real Property are in compliance with all Laws governing pollution or the protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §§ 136-136y; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq. (collectively, “Environmental Laws”).
(b)    Selling Parties have not received any written notice with respect to the Business, the Owned Real Property or the Contracted Real Property from any Governmental

Appendix III - 12

Authority or third party alleging that Seller, the Owned Real Property, or Contracted Real Property is not in compliance with any Environmental Laws.
(c)    Selling Parties have never been denied environmental impairment liability insurance coverage relating to the Owned Real Property, the Contracted Real Property, or property subject to Property Leases.
(d)    Seller has not handled or discharged, nor allowed or arranged for any third party to handle or discharge, hazardous substances (as defined in CERCLA) to, at, or upon: (1) any of the Owned Real Property or Contracted Real Property; (2) any location other than a site lawfully permitted to receive such hazardous substances (as defined by CERCLA); or (3) any site which, pursuant to CERCLA or any similar Law has been placed on the National Priorities List or its state equivalent, or with respect to which a Governmental Authority has notified Seller that it has or intends to place the site on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a discharge of, or, to the Knowledge of Selling Parties, a threatened discharge, of any hazardous substance (as defined by CERCLA) on, into, or beneath the surface of, or adjacent to, any Owned Real Property, or to the Knowledge of the Selling Parties any Contracted Real Property, in either case in violation of any applicable Environmental Laws, or requiring notice to any Governmental Authority. Seller has not filed any application pursuant to any Law to participate in a voluntary cleanup and relief program with respect to the Owned Real Property or Contracted Real Property.
(e)    Except as set forth on Schedule 3.21F, Seller does not use, and have never used, any aboveground storage tanks or underground storage tanks at the Owned Real Property, and, to the Knowledge of Selling Parties, there are not now nor have there ever been any underground storage tanks beneath any of the Owned Real Property or Contracted Real Property that are required to be registered and/or upgraded under applicable Environmental Laws.
(f)    Schedule 3.21F identifies (1) all environmental audits, assessments, or, occupational health reports undertaken by or for the benefit of Seller or, to the Knowledge of Selling Parties, undertaken by any Governmental Authority or any third party, relating to or affecting any of the Owned Real Property or Contracted Real Property, (2) the reports of any ground, water, soil, air, or asbestos monitoring undertaken by or for the benefit of Seller or, to the extent possessed by or to the Knowledge of Selling Parties, undertaken by any Governmental Authority or any third party, relating to or affecting any of the Owned Real Property or Contracted Real Property, (3) all material written communications between Selling Parties and any Governmental Authority arising under or related to Environmental Laws relating to the Owned Real Property or Contracted Real Property, and (4) all material outstanding notices of violation received by Selling Parties issued under the Occupational Safety and Health Act of 1970, as amended, or similar Laws relating to or affecting any of the Owned Real Property or Contracted Real Property.
(g)    To the Knowledge of any of the Selling Parties, (i) neither the Owned Real Property nor the Contracted Real Property has been used as a landfill or waste disposal area; and (ii) there are no gravesites, archeological artifacts of any kind or any Indian ruins of any kind located on the Owned Real Property or the Contracted Real Property.

Appendix III - 13

3.22    Permits.
A.    Seller possesses all approvals, authorizations, certificates, consents, franchises, licenses, and permits of Governmental Authorities necessary for the lawful conduct of the Business, as it is now being conducted (“Permits”). Such Permits are in full force and effect in all respects, Seller is in compliance with the terms thereof, and to the Knowledge of Seller, no reasonable basis exists for any limitation, revocation or withdrawal of any Permit.
B.    Seller also possesses (or there have been granted by the applicable Governmental Authorities with respect to the Owned Real Property, the subdivision, development, construction and sale Permits, and other authorizations, approvals, and entitlements set forth in Schedule 3.22 (collectively, “Land Use Entitlements”). There is no reasonable basis upon which any Governmental Authority or any other party could revoke, invalidate or otherwise render ineffective any of the Land Use Entitlements. With respect to the Owned Real Property, (i) no approvals are required from any Governmental Authority to complete the development and construction of homes and the sale thereof in the respective Owned Real Property, and (ii) there are in full force and effect validly issued building Permits for each home under construction or completed on the Owned Real Property. No decision-making body has denied or withheld any Land Use Entitlements.
Disclosure Representations:
3.23    Restrictions on Business Activities. With respect to the Acquired Assets, there are no agreements (non-compete or otherwise), arrangements, commitments, judgments, injunctions, orders, or decrees to which Seller is party to or which are otherwise binding on the Business or the Acquired Assets that has prohibited or impaired, or is reasonably likely to prohibit or impair, the operation of the Business as it is now being conducted.
3.24    Affiliate Transactions. Except for the transactions contemplated by this Agreement or as otherwise set forth on set forth in Schedule 3.24, none of Selling Parties nor any affiliate, associate or immediate family member thereof, whether directly or indirectly through a business or entity in which any such person is an owner, lender, employee, officer, director, consultant or independent contractor has any agreement with Seller or any interest in any property (real, personal, or mixed, tangible or intangible) used in or pertaining to the Business. For purposes of the preceding sentence, the members of the immediate family of a person will consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such person.
3.25    Disclosure. Neither this Agreement nor any of the Schedules (including without limitation, any updates to such Schedules prior to the Closing) hereto contains any untrue statement of a material fact or, to the Knowledge of Selling Parties, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Appendix III - 14

EXHIBIT A
NON-DISCLOSURE AND NON-COMPETE AGREEMENT
This NON-DISCLOSURE AND NON-COMPETITION AGREEMENT (this 2014 (the “Effective Date”), by and among MERITAGE HOMES CORPORATION, a Maryland corporation (together with its subsidiaries, affiliates, successors and assigns, “Buyer”), and BK RESIDENTIAL CONSTRUCTION, LLC, LEGENDARY REALTY & MARKETING, INC. (together “Seller”), THE GRA KELL TRUST, LEGENDARY CONSULTING, INC., RICHARD B. MEANS, STEVEN K. TAYLOR, and Sherry M. Means as Trustee of THE MEANS GIFT TRUST U/T/D DECEMBER 30, 2012 (collectively the “Restricted Parties”). All capitalized terms not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement, as defined below.
RECITALS
Seller is engaged in land development, homebuilding, and home sales in the state of Georgia, North Carolina and South Carolina (the “Business”). The Restricted Parties control or are affiliated with the Seller and will each benefit from the transactions contemplated by the Purchase Agreement.
Buyer is acquiring the Business pursuant to an Asset Purchase Agreement, dated as of July [ ], 2014, among the parties hereto (the “Purchase Agreement”).
The Restricted Parties have intimate knowledge of key business information, practices and relationships relating to the Business, which, if exploited by the Restricted Parties in contravention of this Agreement, would seriously, adversely, and irreparably affect the ability of Buyer to continue the businesses previously conducted by Seller and realize the benefits and assets Buyer acquired pursuant to the Purchase Agreement.
To induce Buyer to close the transactions contemplated by the Purchase Agreement and for the significant consideration to be paid thereunder, the Restricted Parties have agreed to execute, deliver and perform this Agreement.
In consideration of the premises, the mutual promises and covenants of the parties set forth herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Restricted Parties, intending to be legally bound, agree as follows:
AGREEMENT
1.Noncompetition.
(a)    During the Restricted Period, the Restricted Parties will not, directly or indirectly, whether through an affiliate, family member, or otherwise, and whether in the capacity as a stockholder, partner, member, owner, lender, officer, beneficiary, director, employee, consultant or otherwise (collectively, a “Related Party”):

(i)    engage in land or lot development, homebuilding or home sales (including for-sale low-, mid- and high-rise condominiums and other for-sale attached housing) within the Restricted Territory (a “Competing Business”);
(ii)    recruit, hire or discuss employment for a Competing Business with any person who is, or within the six month period preceding the date of such activity was, an employee of or dedicated independent contractor to Buyer or its affiliates or the Business (other than as a result of a general solicitation for employment);
(iii)    solicit any trade, subcontractor, materials or land supplier, consultant or customer of Buyer or its affiliates or the Business for a Competing Business or otherwise attempt to induce any such trade, subcontractor, materials or land supplier, consultant or customer to discontinue or reduce its relationship with Buyer or its affiliates or the Business; or
(iv)    use the name “Legendary”, “Legendary Communities”, “Legendary Realty”, “Legendary Consulting” and “Legendary Realty & Marketing” or any derivatives thereof for any land or lot development, homebuilding or home sales business within the Restricted Territory.
“Restricted Period” shall mean (i) with respect to Seller, Legendary Consulting, Inc., the Gra Kell Trust and the Means Gift Trust and their subsidiaries and affiliated entities, from the Effective Date to the 5th anniversary thereof, and (ii) with respect Richard B. Means and Steven K. Taylor from the Effective Date until the later of (A) the 5th anniversary of the Effective Date or (B) one year after their separation from Buyer; provided however, that the Restricted Parties hereby agree that the Restricted Period shall be extended for a period equal to the duration of any breach by such Restricted Party.
“Restricted Territory” shall mean the States of Georgia, North Carolina and South Carolina.
(b)    The Restricted Parties acknowledge and agree, that:
(i)    they are willing and able to engage in a business or activity that is not a Competing Business;
(ii)    enforcement of the restrictions set forth in this Section 1 will not be unduly burdensome to the Restricted Parties;
(iii)    the period of time provided for in this Section 1 and the territorial restrictions and other provisions and restrictions set forth herein are reasonable and necessary to protect the Business and Buyer and its affiliates in the use of the goodwill of the businesses conducted prior to (and to be continued after) the Effective Date; and

(iv)    damages alone cannot compensate Buyer or its affiliates in the event of a violation of this Section 1 and, if such violation should occur, injunctive relief shall be essential for the protection of Buyer or its affiliates.
Accordingly, the Restricted Parties hereby covenant and agree that, in the event any of the provisions of this Section 1 shall be violated or breached, each of Buyer and its affiliates shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond or security therefor, in addition to any other right or remedy available by law or in equity.
(c)    During the Restricted Period, the Restricted Parties hereby agree that upon becoming a Related Party of another enterprise, which is engaged, or is likely to engage, in a Competing Business, each Restricted Party shall promptly disclose to such new enterprise the terms of this Agreement, and shall cause such enterprise to maintain such information in confidence. The Restricted Parties further agree and authorize Buyer and its affiliates to notify others, including customers and suppliers of Buyer and the Business and any such enterprise, of the terms of this Section 1 and of their obligations hereunder.
2.    Non-Compete Exceptions. Notwithstanding anything to the contrary in this Agreement, the following exceptions to the restrictions set forth in Section 1 will apply:
(a)    In the event that any of Richard B. Means or Steven K. Taylor is terminated without “Cause” by Buyer, or resigns for “Good Reason” as defined in their Employment Agreement if then in effect, such person shall be permitted individually, but not together or in concert with any of the other individuals named in this Section 2(a), to build up to 10 custom homes in the Restricted Territory during each remaining 12-month period during the Restricted Period, prorated as applicable, and engage in business related to the brokerage of resale homes and real estate appraisals.
(b)    The Restricted Parties may invest in stocks, bonds, or other securities of any entity that engages in a Competing Business, provided, however, that such securities are listed on a national securities exchange or traded in the over-the-counter market, and such investment does not exceed 3% of the issued and outstanding voting power or class of security of the issuer.
(c)    The Restricted Parties may continue to own any equity interests, notes or other benefits in any Affiliate Property Owner (as defined in Section 3.6A(6) of the Purchase Agreement) but only as to: (i) those Affiliate Property Owners existing as of the Closing who have executed Affiliate Option Agreements that have been assigned to Buyer, and (ii) only with respect to the activities of such Affiliate Property Owner contemplated by such option agreements.
(d)    Sherry M. Means may continue to hold a 25% membership interest in Milton Arches, LLC, which holds an interest in the Belvoir Manor joint venture project managed and developed by Archway Custom Homes and that involves the current ownership of 11 custom lots in Alpharetta, Georgia and the construction of custom homes thereon.

(e)    The Restricted Parties may sell to non-affiliated third parties any lots (i) Seller may actually repurchase from Buyer pursuant to Section 3.12 of the Purchase Agreement and (ii) representing Affiliate Property not purchased by Buyer pursuant to the Affiliate Option Agreements.
3.    Protection of Information.
(a)    The Restricted Parties recognize and acknowledge that Buyer’s and Buyer’s affiliates’, including, but not limited to, Meritage Homes Corporation, Confidential Information is a valuable and unique asset of Buyer and its affiliates and therefore agree that, during the Restricted Period, except as otherwise required by Applicable Laws, the Restricted Parties will not, and will use their best efforts to ensure that their respective directors, officers, employees, advisers, agents, consultants and family members do not, disclose any Confidential Information concerning the Business, or Buyer or Buyer’s affiliates, including, but not limited to, Meritage Homes Corporation, to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized in writing to do so by Buyer. It is understood that Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Restricted Parties or that is disclosed by the Restricted Parties in accordance with the terms of a prior written consent of Buyer.
(b)    In the event that any Restricted Party is requested pursuant to, or required by Applicable Laws, regulation or rules of any securities exchange or legal process to disclose any Confidential Information or any other information concerning Buyer and its affiliates, the Restricted Parties agree that they shall provide Buyer with prompt notice of such request or requirement in order to enable Buyer to seek an appropriate protective order or other remedy, or to consult with the Restricted Parties with respect to Buyer taking steps to resist or narrow the scope of such request or legal process. In the event that no such protective order or other remedy is obtained (or Buyer waives compliance with the terms of this Section 3), the Restricted Parties shall use their reasonable efforts to disclose only that portion of any Confidential Information which the Restricted Parties are advised by counsel is legally required and shall exercise all reasonable efforts to ensure that all Confidential Information so disclosed shall be accorded confidential treatment; provided, however, that failure to notify Buyer will not expose the Restricted Parties to any additional liability hereunder.
(c)    “Confidential Information” shall mean confidential, proprietary information or trade secrets of the Business, Buyer and Buyer’s affiliates, including, but not limited to, Meritage Homes Corporation, including without limitation the following: (1) customer lists and customer information; (2) internal practices and procedures; (3) financial statements and information (not generally available to the public); (4) supply of materials information, including sources and costs; (5) information relating to strategic planning, land positions, product designs, construction, engineering, purchasing, finance, marketing, promotion, distribution and selling activities; (6) information which the Restricted Party has a reasonable basis to consider confidential or which is treated as confidential; and (7) any and all information having independent economic value that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use.
4.    Severability. Notwithstanding the foregoing, in the event that a court determines that: (a) the Restricted Period is unenforceable as to any particular Restricted Party, the period shall be reduced to the longest period determined by the court to be permitted by law or, if the court fails to do so, to the period ending 3 years from the Effective Date for that Restricted Party (or, if an employee, six months after termination of employment, whichever is longer), and (b) the Restricted Territory is unenforceable as to any Restricted Party, it shall be reduced to the broadest area determined by the court to be permitted by law or, if the court fails to do so, to the Atlanta, Georgia, Greensville-Spartanburg, South Carolina and Charlotte, North Carolina metro areas, in each case plus 25 miles from its borders. Additionally, if any provision of this Agreement is held to be unenforceable and no such modification will render it enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
5.    Waiver. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.
6.    Assignment by Company. Nothing in this Agreement shall preclude the Buyer from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Buyer,” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect. This Agreement may not be assigned by any Restricted Party.
7.    Entire Agreement. This Agreement embodies the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by Buyer and the Restricted Parties.
8.    Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Georgia.
9.    Notices. All notices, consents, and other communications hereunder will be in writing and deemed to have been duly given when (i) delivered by hand, (ii) sent by facsimile transmission (with transmission confirmed), (iii) emailed as provided herein or (iv) when received by the addressee, if sent by Express Mail, Federal Express, or other express delivery service (with delivery confirmation), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other):

If to the Company:	Meritage Homes of Corporation 8800 East Raintree Drive Suite 300 Scottsdale, Arizona 85260 Phone: (480) 515-8100 Fax: (480) 375-2914 Attn: C. Timothy White Email: tim.white@meritagehomes.com
With a copy to (which shall not constitute notice):	Snell & Wilmer L.L.P. 400 E. Van Buren Street Phoenix, Arizona 85004 Phone: (602) 382-6316 Fax: (602 382-6070 Attn: Jeffrey E. Beck, Esq. Email: jbeck@swlaw.com
If to Restricted Parties:
BK Residential Construction, LLC
Legendary Realty & Marketing, Inc.
Legendary Consulting, Inc.
Phone: [___________________]
Fax: [ __________________]
Attn: Richard B. Means
Email: [______________________]
Attn: Steven K. Taylor
Email: [______________________]
Attn: The Means Gift Trust u/t/d December 30, 2012, Sherry M. Means as Trustee
         Email: [______________________]
Attn: The GRA Kell Trust
Email: [__________________________]

With a copy to (which shall not constitute notice):	Burr & Forman LLP 171 17th Street, Suite 1100 Atlanta, Georgia 30383 Phone: 404-815-3000 Fax: 404-817-3244 Attn: Edward Brown Email: ebrown@burr.com

10.    Enforceability. For avoidance of doubt, in the event of the breach of any provision hereof, Buyer and its affiliates, individually or collectively, may seek any right or remedy against the Restricted Parties, and none of the limitations set forth in the Purchase Agreement, or other agreement or arrangement among the parties shall limit or restrict such rights or remedies. An injunction by Buyer shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Buyer or its affiliates has at law or in equity. In the event of any suit or action with respect to this Agreement, the prevailing party shall be entitled to recover their reasonable costs and expenses, including attorneys’ fees.

[Signatures of the parties are on the following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

“Buyer”

Meritage Homes Corporation
a Maryland corporation

By:
Name: __________________________
Title: __________________________

“Seller”

BK Residential Construction, LLC,
a Georgia limited liability company

By: _____________________________
Name: __________________________
Title: ___________________________

EXHIBIT B
Sample Earn-Out Calculation

* Confidential information on this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

*

EXHIBIT C

Dispute Resolution Procedures
For the purpose of these Dispute Resolution Procedures, Buyer will act and be treated as one party and Selling Parties (to the extent their interests coincide and each is involved in a dispute, controversy or claim, whether contractual or non-contractual (“Dispute”) with Buyer) will act and be treated as one party, with the Selling Parties’ Representative acting for and on behalf of Selling Parties. In the event one or more Selling Parties is not involved in any Dispute, such non-involved parties shall not be considered to be parties under this Exhibit C. To the extent the Selling Parties do not have interests that coincide, these procedures shall be modified as necessary to recognize that there may be more than two parties to any Dispute to be resolved pursuant to this Exhibit C. All capitalized terms contained herein but not otherwise defined will have the meanings ascribed to them in the Master Transaction Agreement.
1.Negotiation. The parties will first attempt to settle a Dispute by a meeting of two (or more if the interests of the Selling Parties do not coincide) designated representatives of each party within five (5) days after receipt by a party of a request from the other party for such a meeting (“Request”).
2.Mediation. If such Dispute cannot be settled at such meeting either party within five (5) days of such meeting (or within ten (10) days of receipt of a Request if no meeting takes place) may give a written notice (a “Mediation Notice”) to the other party (or parties) requesting mediation and setting forth the nature of the Dispute. The mediation will be held in Dallas, Texas, unless the parties agree otherwise, under the Commercial Mediation Rules of the AAA in effect on the date of the Mediation Notice (“Mediation Rules”). The parties shall have ten (10) days from receipt by a party of a Mediation Notice to agree on a mediator. Failing such timely agreement, the mediator shall be appointed by the following procedure: The AAA office in Dallas, Texas shall provide the parties with a list of nine persons who are or have been attorneys, who reside in United States, and who are otherwise qualified by education and experience to mediate the parties’ Dispute. If the parties cannot agree to a mediator from this list, the mediator shall be chosen by each side striking a name (with the first to strike being chosen by lot) until only one name remains. That person shall be appointed by the AAA as the Mediator. If there are three parties with diverse interests, the Buyer, on the one hand, and the parties that are members of the Selling Parties, on the other hand, each will be treated as one party for purposes of striking potential mediators from such list until the Mediator is selected. If the Dispute has not been resolved by mediation as provided above within sixty (60) days after the appointment of the Mediator (or within ninety (90) days of the receipt of a Mediation Notice, whichever comes sooner), then, on the Request of any Party the Dispute will be determined by arbitration in accordance with the provisions of Section 3 hereof. The fees and expenses of the AAA and the Mediator shall be apportioned by the AAA in accordance with its then applicable Mediation Rules.
3.Arbitration. Any Dispute that is not timely settled through mediation as provided in Section 2 above will be finally and exclusively resolved by arbitration in Dallas, Texas, unless the parties agree otherwise. The arbitration shall be administered by the AAA office in Dallas, Texas, under its Commercial Arbitration Rules in effect on the date of the Dispute Notice (the “Rules”), as modified by the provisions of this Section 3. There shall be a single neutral, impartial arbitrator selected by the parties by mutual agreement. In the event the parties are unable to reach agreement upon an arbitrator within thirty (30) days after any Mediation or notice from a party to select an arbitrator, then, if there are two parties, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “independent” (or “gold card”) list of retired judges provided by the AAA. If the parties are unable to agree within thirty (30) days upon an arbitrator from the list of nine so drawn, then the parties shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected. If there are three parties with diverse interests, the Buyer, on the one hand, and the parties that are members of the Selling Parties, on the other hand, each will be treated as one party for purposes of striking potential arbitrators from such list until the arbitrator is selected. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1 et seq. The arbitrator shall base the award on applicable Law and judicial precedent. The award shall be in writing and shall include the findings of fact and conclusions of Law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Notwithstanding the foregoing:
(a)Upon the application by either party to a court for an order confirming, modifying or vacating the award within sixty (60) days of receipt thereof, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of Law made by the arbitrator. In order to effectuate such judicial review limited to issues of Law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated. For the purpose of this section permitting judicial review of the award, the parties agree to submit to the exclusive jurisdiction of the Federal and State courts located in Dallas, Texas.
(b)By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other provisional order in aid of arbitration proceedings and the enforcement of any award (including but not limited to a preliminary injunction enforcing the ownership or confidentiality provisions contained in this Agreement and the other Transaction Agreements). Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.
4.Costs and Attorneys’ Fees. If either party fails to proceed with arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or if no appeal of an award is timely filed in accordance with Section 3(a) herein, if either party fails to comply with any arbitration award within thirty (30) days of receipt thereof, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling arbitration or defending against an attempt to stay such arbitration defending against an attempt to vacate or modify an arbitration award and/or successfully enforcing such award.
5.No Amendment of Agreement. In no event shall the arbitrator have the power or jurisdiction to amend, modify or vary the terms of this Agreement or any of the other Transaction Agreements.

EXHIBIT D
Form(s) of Limited Warranty Deed

WHEN RECORDED RETURN TO:
MORRIS, MANNING & MARTIN, LLP
Attorneys at Law
990 Hammond Drive Suite 300
Atlanta, Georgia 30328
File No. ________

LIMITED WARRANTY DEED

This Indenture made this ____ day of _________, 20___ between ____________________, a __________________, as party or parties of the first part, hereinunder called Grantor, and ___________________, a ____________, as party or parties of the second part, hereinafter called Grantee (the words "Grantor" and "Grantee" to include their respective heirs, administrators, executors, personal representatives, successors and assigns where the context requires or permits).

W I T N E S S E T H:

GRANTOR, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, has bargained, sold, granted and conveyed and does by these presents hereby bargain, sell, alien, grant, convey and confirm unto Grantee all that tract or parcel of land lying and being in the State of Georgia, County of __________, Land Lot _____ of the ____ District, and being more particularly described on Exhibit A attached hereto and by this reference made a part hereof, together with any and all easements, rights of way, appurtenances, or rights appurtenances, or rights appertaining or in anywise belonging thereto including, without limitation, any portion of the real estate lying within the right of way of any publicly dedicated street roadway or alleyway; and together any and all improvements, structures or fixtures located therein or thereon (the “Property”).

TO HAVE AND TO HOLD the Property with all and singular rights, members and appurtenances thereof, to the same being, belonging or in any wise appertaining to the only proper use, benefit and behoof of Grantee, IN FEE SIMPLE, forever; subject to the matters set out in Exhibit B attached hereto and by this reference made a part hereof (hereinafter referred to as "Permitted Title Exceptions").

AND GRANTOR WILL WARRANT and forever defend the right and title of the Premises unto Grantee against the lawful claims of all persons owning, holding or claiming by, through, or under Grantor, except for claims arising under or by virtue of the Permitted Title Exceptions.

IN WITNESS WHEREOF, the Grantor has caused this Limited Warranty Deed to be executed under seal as of the day, month and year first above written.

Signed, sealed and delivered
in the presence of:
_____________________________

_____________________________        By: _____________________(Seal)
Witness

_____________________________
Notary Public

EXHIBIT A
Legal Description

EXHIBIT B
Permitted Exceptions

1.

Prepared by:
____________________
____________________
____________________
____________________

After recording, please return to:
________________________
________________________
________________________
________________________

STATE OF SOUTH CAROLINA        )
)        LIMITED WARRANTY DEED
COUNTY OF _____________        )

KNOW ALL MEN BY THESE PRESENTS, that ________________, a ________________ (the “Grantor”), for and in consideration of the sum of ____________________________ AND ___/100 ($_______________.00) DOLLARS, and other true and valuable consideration, to it in hand paid at and before the sealing of these presents by _____________________________, a _______________ (the “Grantee”), in the State aforesaid, the receipt of which is hereby acknowledged, has, subject only to easements, restrictions and other matters of record and the “Permitted Exceptions” set forth in Exhibit “A” (the “Permitted Exceptions”), granted, bargained, sold and released, and by these presents does grant, bargain, sell and release unto the Grantee, all of its right, title and interest in and to the following described property, to-wit (the “Property”):

[_________________}

This being the same property conveyed to ___________________________.

TMS No.: ___________________

Address of Grantee:     ___________________
___________________

TOGETHER with all and singular, the rights, members, hereditaments and appurtenances to the said Premises belonging or in anywise incident or appertaining.

TO HAVE AND TO HOLD, all and singular, the said Premises before mentioned unto the said Grantee, its successors and assigns, forever.

AND, subject to easements, restrictions and other matters of record and the Permitted Exceptions, the Grantor does hereby bind itself and its successors and assigns to warrant and forever defend, all and singular, the said Premises unto the Grantee, its successors and assigns, against the Grantor, its successors and assigns, and all persons whomsoever lawfully claiming the same or any part thereof, but only by, through or under the Grantor and no others.

[Remainder of page intentionally left blank.

Signatures on following page.]

WITNESS my Hand and Seal this _______ day of _____________, in the year of our Lord Two Thousand _____________ and in the Two Hundred and _____________ year of the Sovereignty and Independence of the United States of America.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

Signed, sealed and delivered in the presence of: ______________________________ Witness # 1 ______________________________ Witness # 2	GRANTOR: __________________________, a __________________ By:, Name: _______________ Title: _______________ [SEAL]

STATE OF _________________    )
)        ACKNOWLEDGEMENT
COUNTY OF _________________    )

I, ______________________________, do hereby certify that _________________, the _____________________ of __________________________, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this _____ day of _________________, 2014.

________________________________
Notary Public For _________________
My Commission Expires ____________

EXHIBIT “A”

Permitted Exceptions

1.

STATE OF SOUTH CAROLINA }
COUNTY OF ________________ }

# AFFIDAVIT FOR TAXABLE OR EXEMPT TRANSFERS

PERSONALLY appeared before me the undersigned, who being duly sworn, deposes and says:

1. I have read the information on this affidavit and I understand such information.

2. The property was transferred by ________________________________________
to ________________________________________ on ________________.

3. Check one of the following: The deed is
(A) [ ] subject to the deed recording fee as a transfer for consideration paid or to be paid in money or money's worth.
(B) ____ subject to the deed recording fee as a transfer between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, or is a transfer to a trust or as distribution to a trust beneficiary.
(C) ____ exempt from the deed recording fee because (See Information section of affidavit): ________________ (Explanation required)
(If exempt, please skip items 4-7, and go to item 8 of this affidavit.)
If exempt under exemption #14 as described in the Information section of this affidavit, did the agent and principal relationship exist at the time of the original sale and was the purpose of this relationship to purchase the realty? Check Yes [ ] or No [ ]

4. Check one of the following if either item 3(a) or item 3(b) above has been checked. (See Information section of this affidavit):
(A) [ ] The fee is computed on the consideration paid or to be paid in money or money's worth in the amount of ________________.
(B) ____ The fee is computed on the fair market value of the realty which is ________________.
(C) ____ The fee is computed on the fair market value of the realty as established for property tax purposes which is ________________.

5. Check YES ___ or NO [ ] to the following: A lien or encumbrance existed on the land, tenement, or realty before the transfer and remained on the land, tenement, or realty after the transfer. If "YES," the amount of the outstanding balance of this lien or encumbrance is ________________.

6. The deed recording fee is computed as follows:
(A) Place the amount listed in item 4 above here: ________________
(B) Place the amount listed in item 5 above here: ________________
(If no amount is listed, place zero here.)
(C) Subtract Line 6(b) from Line 6(a) and place the result here: ________________

7. The deed recording fee is based on the amount listed on Line 6(c) above and the deed recording fee due is:
________________.

8. As required by Code Section '12-24-70, I state that I am a responsible person who was connected with the transaction as:
________________.

9. I understand that a person required to furnish this affidavit who wilfully furnishes a false or fraudulent affidavit is guilty of a misdemeanor and, upon conviction, must be fined not more than one thousand dollars or imprisoned not more than one year, or both.

________________________________
Responsible Person Connected with the Transaction

________________________________
Print or Type Name Here

Sworn this _____ day of ________ 20____

________________________________
Notary Public for ________________
My Commission Expires: ________, 20____

1350

STATE OF SOUTH CAROLINA
DEPARTMENT OF REVENUE

SELLER'S AFFIDAVIT NONRESIDENT SELLER WITHHOLDING

S.C. Code Section 12-8-580

I-295
(Rev. 10/5/07)
3278

This is an affidavit of facts. Whether or not this affidavit is sufficient to relieve the buyer of the responsibility to withhold is governed by SC Revenue Advisory Bulletin #02-6. Please read this affidavit carefully in conjunction with this Advisory Opinion.

The undersigned on oath, being first duly sworn, hereby certifies as follows:

1. This affidavit is being given in connection with a sale of real estate pursuant to SC Revenue Advisory Bulletin #02-06.

2. I have attached to this affidavit a description of the real property and any tangible personal property being sold as a part of this sale. The real property is located in the county of ____________________ and its tax map number(s) is ____________________ .

3. The undersigned is the seller of the property described in the attached description.

4. The closing date of this sale is ____

5. The Seller's name is ____

6. The Seller's address is ____
(number, street or rural route)
____
(city, state and zip code)

7. The Seller's social security number or Federal Employer Identification Number (FEI) is ____________________

8. The undersigned acknowledges his obligation to file a South Carolina income tax return for the year of sale.

9. ☐ **Resident.** The seller is a resident of South Carolina, as that term is defined in the South Carolina income tax laws (Code Section 12-6-30 et seq.).

10. ☐ **Deemed Resident.** Pursuant to Code Section 12-8-580(C) and SC Revenue Advisory Bulletin #02-06, the seller is deemed to be a resident of South Carolina because:
    1. a. The seller is a corporation incorporated outside South Carolina, has its principal place of business in South Carolina, and does no business in its state of incorporation, **or**
       b. The seller (i) has been in business in South Carolina during the last two taxable years, including the year of sale, (ii) will continue substantially the same business in South Carolina after the sale, (iii) is not delinquent with respect to filing any South Carolina income tax returns, (iv) has filed at least one South Carolina income tax return, and (v) has a certificate of authority to do business in South Carolina or is registered to do business in South Carolina **and**
    2. The seller agrees to report the sale on a timely filed South Carolina income tax return.

11. ☐ **Tax-Exempt Organizations.** The seller is an organization exempt from income taxes under Internal Revenue Code Section 501(a) or is an insurance company exempt from South Carolina taxes on income.

12. ☐ **Gain Amount.** The seller affirms pursuant to Code Section 12-8-580(B) that the amount of gain required to be recognized on this transaction and on which buyer is to make the requisite withholding will not exceed $ ____________________.

13. ☐ **Withholding Amount Equals Entire Net Proceeds.** If the withholding amount is limited to the entire net proceeds, any lien, mortgage or credit line advance which was made within one year prior to the closing was not made in contemplation of the sale. See Question and Answer 15 in SC Revenue Advisory Bulletin #02-6 for a discussion of loans made in contemplation of the sale.

14. ☐ **Installment Sale.**
    The seller will report this sale on the installment method for South Carolina income tax purposes, and has attached an amortization schedule correctly designating the principal and interest portions of the payments. If withholding is to be limited to the gain, the seller has entered the gain amount in item 12.

    ☐ The seller elects out of the installment sale method for South Carolina purposes and will report the entire withholding in one payment. If withholding is to be limited to the gain, the seller has entered the gain amount in item 12.

Retain for your records. DO NOT mail to the Department of Revenue.

32781023

15. ☐ **Principal Residence or Involuntary Conversion - Nonrecognition of Gain.** The sale of the property will not be subject to taxes because of Internal Revenue Code Section 121 (sale of a principal residence) or Internal Revenue Code Section 1033 (involuntary conversions.) If the seller fails to comply with Section 1033, the seller acknowledges an obligation to file an amended South Carolina income tax return for the year of the sale.

Like Kind Exchange.

16. ☐ In a simultaneous exchange, the entire gain is deferred under Internal Revenue Code Section 1031.

☐ A gain will be partially recognized. Enter the gain amount in item 12.

☐ The gain is intended to be deferred under Internal Revenue Code Section 1031 using a qualified intermediary and the steps required by SC Revenue Advisory Bulletin #02-6 have been completed.

17. ☐ **Employee Relocation.** The transaction involves the sale of an employee's property which is being sold by an employer or relocation company in connection with the employee's transfer. For income tax purposes the sale is treated as a sale by the employer or relocation company.

The undersigned understands that this affidavit may be disclosed to the Department and that any false statement contained herein could be punished by fine, imprisonment, or both.

______________________________ (Signature)

______________________________ (Name - Please Print)

If the person making the affidavit is not the Seller, complete the following:

____
(Affiant's Social Security Number or FEI identification Number)

____
(Affiant's number, street or rural route)

____
(Affiant's city, state and zip code)

SUBSCRIBED AND SWORN to

Before me this ____________ day of

______________, year of ________

____
(Notary Public)

My Commission Expires: ______________________

Social Security Privacy Act Disclosure

It is mandatory that you provide your social security number on this tax form if you are an individual taxpayer. 42 U.S.C 405(c)(2)(C)(i) permits a state to use an individual's social security number as means of identification in administration of any tax. SC Regulation 117-201 mandates that any person required to make a return to the SC Department of Revenue shall provide identifying numbers, as prescribed, for securing proper identification. Your social security number is used for identification purposes.

The Family Privacy Protection Act

Under the Family Privacy Protection Act, the collection of personal information from citizens by the Department of Revenue is limited to the information necessary for the Department to fulfill its statutory duties. In most instances, once this information is collected by the Department, it is protected by law from public disclosure. In those situations where public disclosure is not prohibited, the Family Privacy Protection Act prevents such information from being used by third parties for commercial solicitation purposes.

Our Internet address is: **www.sctax.org**

32782021

NORTH CAROLINA SPECIAL WARRANTY DEED
Excise Tax ____________
Parcel Identification Number:     _____________________.

This instrument was prepared by: ________________________________________
Mail after recording to: _________________________________

THIS DEED made this ___ day of ________________, 20__, by and between

GRANTOR _______________________________, a _____________________________ Address:________________________ ________________________	GRANTEE _______________________________, a _____________________________ Address:________________________ ________________________

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.
Per NCGS 105-317.2, the property does not include the primary residence of Grantor.
WITNESSETH, that Grantor, for valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto Grantee in fee simple, all of that certain land situated in __________ County, North Carolina, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Property”).
TOGETHER WITH all improvements thereon and all rights, alleys, ways, waters, privileges, appurtenances and advantages thereto belonging, or in any way appertaining to the Property.

The Property was acquired by Grantor by deed recorded in Book ____ at Page _____ of the __________ County Registry.

A map showing the Property is recorded at Plat Book _____, page _______, _________ County Registry.

TO HAVE AND TO HOLD the aforesaid Property and all privileges and appurtenances thereto belonging to Grantee in fee simple.
And Grantor covenants with Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, other than those matters shown on Schedule 1 attached hereto and incorporated herein by reference.
[remainder of page left intentionally blank]

IN WITNESS WHEREOF, Grantor has duly executed this deed as of the day and year first above written.
__________________________________________
a ___________________________________

By: __________________________________    (SEAL)
Name: __________________________
Title: ___________________________

STATE OF NORTH CAROLINA
COUNTY OF _____________________

I, _________________________________, a Notary Public of aforesaid County and State, do hereby certify that the following person(s) personally appeared before me this day and acknowledged the due execution of the foregoing instrument in the capacity indicated therein: ___________________________, as __________ of ___________________________, a _____________________________.

Witness my hand and official seal, this the _____ day of _______________, 20___.

[NOTARIAL SEAL]                ________________________________________
NOTARY PUBLIC
Print or type name:_________________________
My Commission Expires:____________________

Schedule 1
List of Title Exceptions

1.	Ad valorem taxes for 20__ and subsequent years, which are a lien, but not yet due and payable.

2.

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT E
Assignment and Assumption Agreement
(Contract and Lease Forms)

Assignment and Assumption Agreement

Date:	____, 2014
“Assignor”:	BK Residential Construction, LLC [or other Selling Party] 5881 Glenridge Drive NE, Suite 250 Atlanta, Georgia 30328
“Assignee”:	Meritage Homes [of ________] 8800 East Raintree Drive, Suite 300 Scottsdale, Arizona 85260
“Contract Party”:
“Agreement”:
Recitals
A.Assignor and the Contract Party are parties to the above-referenced Agreement.
B.Assignee has agreed to acquire (the “Acquisition”) certain assets of Assignor (including Assignor’s rights and obligations under the Agreement) pursuant to an Asset Purchase Agreement, dated as of [_____________], 2014, by and among Assignor, Assignee and other Selling Parties (the “Purchase Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Purchase Agreement.
C.Assignor desires to assign all of its right, title and interest in, to and under the Agreement to Assignee, and Assignee desires to acquire the same, in accordance with the terms and conditions of this Assignment and Assumption Agreement (this “Assignment”).

Agreement

1.Assignment. Effective as of the Closing Date, Assignor hereby assigns and conveys to Assignee, to the fullest extent assignable, all of Assignor’s right, title and interest in, to and under the Agreement.
2.Assumption. Effective as of the Closing Date, Assignee hereby assumes and agrees to be bound by all of Assignor’s obligations under the Agreement accruing from and after the Closing Date; provided that such assumption shall be effective solely to the extent Assignee actually receives all right, title, and interest of Assignor in, to and under the Agreement. Notwithstanding the foregoing, it is acknowledged and agreed that Assignee is not assuming any obligation that accrued prior to the Closing Date and Assignor shall remain solely responsible with respect thereto.
3.Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
4.Counterparts. This Assignment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
[Signatures of the parties are on the following page.]
[Signature Page to Assignment and Assumption Agreement]
IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above set forth.

Meritage Homes [of ________], a ____________ corporation By: Name: Title: [BK Residential Construction, LLC, a Georgia limited liability company] By: Name: Title:

Consent To Assignment

Date:	____, 2014
“Assignor”:	BK Residential Construction, LLC [or other Selling Party] 5881 Glenridge Drive NE, Suite 250 Atlanta, Georgia 30328
“Assignee”:	Meritage Homes [of ________] 8800 East Raintree Drive, Suite 300 Scottsdale, Arizona 85260
“Contract Party”:
“Agreement”:

Reference is made to the above-referenced Agreement.
Assignor is in the process of negotiating a transaction (the “Acquisition”) in which Assignor would sell certain assets of its business to Assignee and/or one of its affiliates.
As part of the transaction, Assignor desires to assign all of its right, title and interest in, to and under the Agreement to Assignee in accordance with the terms and conditions of the form of Assignment and Assumption Agreement attached hereto (the “Assignment”).
[Signatures of the parties are on the following page.]
[Signature Page to Assignment and Assumption of Lease]

The Contract Party hereby consents to the Acquisition and the Assignment. This Consent shall be effective as of the Closing Date.

[] By: Name: Title:

EXHIBIT E
Assignment and Assumption Agreement
(Contract and Lease Forms)

Assignment and Assumption of Lease
This Assignment and Assumption of Lease (this “Agreement”) is entered into by and among [BK Residential Construction, LLC, a Georgia limited liability company or Legendary Realty and Marketing, Inc., a Georgia corporation], (“Assignor”), Meritage Homes [of ________], a ____________ corporation (“Assignee”), and [______________________] (“Landlord”). Assignor, Assignee and Landlord are referred to collectively herein as the “Parties.”
Recitals
Assignor, as “Tenant,” and Landlord, as “Landlord,” are parties to that Lease Agreement dated [___________ ____, _____] (the “Lease”), presently covering certain premises (the “Premises”) located at [________________________] and more particularly described therein. A copy of the Lease is attached hereto as Exhibit A.
Assignor desires to assign all of its right, title, and interest in the Lease to Assignee. Assignee desires to accept such assignment, and to assume all of Assignor’s obligations and liabilities accruing under the Lease from and after the Effective Date (as hereinafter defined) and Landlord desires to consent to the assignment of Assignor’s interest in the Lease to the Assignee and Assignee’s acceptance and assumption thereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:
Agreement
1.    Assignor hereby assigns all of its right, title, and interest in the Lease to Assignee, including, without limitation, all of Assignor’s right, title, and interest in and to any and all deposits, prepaid rents, and other amounts held thereunder.
2.    Assignee hereby accepts such assignment, and hereby assumes as of the Effective Date, all of Assignor’s obligations and liabilities accruing under the Lease from and after the Effective Date.

3.    Landlord represents to Assignee and agree that: (i) Assignor is not in default in the performance of the Lease; (ii) to Landlord’s knowledge no event has occurred that would result in a default by either Assignor or Assignee under the Lease; (iii) no rent under the Lease has been paid by Assignor more than 30 days in advance of its due date; and (iv) as of this date, to Landlord’s knowledge Assignor has no claim of offset against the rent.
4.    Landlord consents to the assignment of the Lease by Assignor to Assignee and to Assignee’s acceptance and assumption thereof upon and subject to the terms and conditions of this Agreement.
5.    This Agreement will be governed by and construed in accordance with the laws of the State of [_____].
6.    This Agreement may be executed in any number of counterparts, and each counterpart will constitute an original instrument, but all such separate counterparts will constitute one and the same agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on [___________], 2014, to be effective only upon the closing (the “Effective Date”) under that certain Asset Purchase Agreement by and among Assignor, Assignee and other parties dated as of [___________], 2014.

“Assignee”

Meritage Homes [of ________],
a ___________ corporation

By:
Name:
Title:

“Assignor”

[BK Residential Construction, LLC,
a Georgia limited liability company or Legendary Realty & Marketing, Inc., a Georgia corporation]

By:
Name:
Title:

“Landlord”

[]

By:
Name:
Title:

EXHIBIT F

Assignment of INTELLECTUAL PROPERTY
This Intellectual Property Assignment (this “Assignment”) is entered into by and among BK Residential Construction, LLC and Legendary Realty & Marketing, Inc. (collectively “Assignors”), and Meritage Homes Corporation, a Maryland corporation (“Assignee”). Assignors and Assignee are referred to collectively herein as the “Parties.”
Recitals
Assignors, as “Seller,” and Assignee, as “Buyer,” are parties to that Asset Purchase Agreement [___________ ____, _____] (the “Agreement”) in which Buyer acquired certain assets of Assignors.
Pursuant to that certain Agreement, Assignors assigned to Assignee all of its right, title, and interest in certain Intellectual Property, including without limitation registered trademarks, domain names, and trade names (hereinafter “Intellectual Property”), including without limitation all items set forth in Exhibit A of this Assignment, or otherwise set forth in Schedule 3.14 of the Agreement. Assignee accepts such assignment, and assumes all of Assignors’ obligations and liabilities accruing for the Intellectual Property from and after the Effective Date (as hereinafter defined).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:
Agreement
1.    Each Assignor does hereby sell, assign, and transfer to Assignee, or its successors and assigns, the entire right, title, and interest in and to the Intellectual Property, which includes, but is not limited to, any and all rights in any trademarks, service marks, trade dress, trade secrets, domain names, copyrights, any registrations and applications relating thereto, any and all goodwill associated with such trademarks, service marks, trade dress, and domain names, and any renewals and extensions thereof, and in and to everything based upon, derived from, or incorporating the Intellectual Property, including the right to reproduce, prepare derivative works based upon the Intellectual Property, distribute by sale, by rental, lease or lending or by other transfer of ownership, to perform publicly, and to display the Intellectual Property, whether or not the Intellectual Property constitutes a “work made for hire” under any applicable copyright laws or employment doctrines, and all rights in and to all income, royalties, damages, claims, and payments, now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the Intellectual Property, and in and to all rights corresponding to the foregoing throughout the world.

2.    Assignee hereby accepts such assignment, and hereby assumes as of the Effective Date, all of Assignors’ obligations and liabilities accruing for the Intellectual Property from and after the Effective Date.
3.    Assignors agree that no rights in the Intellectual Property are retained by Assignors, and Assignors shall not publish, display, disclose, copy or otherwise use the Intellectual Property without prior written consent from Assignee.
4.    Each Assignor shall execute any documents, without remuneration from Assignee, that might be necessary to perfect Assignee’s ownership of rights in the Intellectual Property and/or to registration of the Intellectual Property in the name of Assignee or Assignee’s designees.
5.    This Assignment along with the Agreement and other Transaction Agreements constitutes the entire agreement between the parties hereto with respect to the Intellectual Property.
6.    This Agreement will be governed by and construed in accordance with the laws of the State of Georgia.
7.    This Agreement may be executed in any number of counterparts, and each counterpart will constitute an original instrument, but all such separate counterparts will constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on [___________], 2014, to be effective only upon the closing (the “Effective Date”) under that certain Asset Purchase Agreement by and among Assignors, Assignee and other parties dated as of [___________], 2014.

“Assignee”

Meritage Homes Corporation,
a Maryland corporation

By:
Name:
Title:

“Assignors”

BK Residential Construction, LLC,
a Georgia limited liability company

By:
Name:
Title:

Legendary Realty & Marketing, Inc.,
a Georgia corporation

By:
Name:
Title:

EXHIBIT A
INTELLECTUAL PROPERTY

Federal Trademark Registrations and Applications

Trademark	Country	Owner	Application No./ Filing Date	Reg. No./ Reg. Date	Status

Domain Names

Domain Name	Registrant Organization	Date expires

Copyrights

Application Title	Registration No./ Reg. Date	Owner	Authorship

EXHIBIT G

Bill of Sale and Assignment Agreement
Know All Men By These Presents, that BK Residential Construction, LLC, a Georgia limited liability company and Legendary Realty & Marketing, Inc., a Georgia corporation (collectively “Seller”), do hereby sell, convey, transfer, assign and set over unto Meritage Homes Corporation, a Maryland corporation (“Buyer”), and its successors and assigns all of Seller’s right, title, and interest in and to the Acquired Assets (as that term is defined in that certain Asset Purchase Agreement, dated [ ], 2014, by and among, Buyer, Seller and the Shareholders (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined will have the same meaning as set forth in the Purchase Agreement.
This Bill of Sale and Assignment Agreement will inure to the benefit of Buyer and its successors and assigns, and will bind Seller and its successors and assigns.

[Signatures of the parties are on the following page.]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale and Assignment Agreement in favor of Buyer to be effective as of _______________, 2014.

“Seller” BK Residential Construction, LLC, a Georgia limited liability company By: Name: Title: Legendary Realty & Marketing, Inc., a Georgia corporation By: Name: Title:

APA SCHEDULE 1.3
Other Excluded Assets
(A)    Due from Affiliate Companies-all amounts due from affiliates of Seller.
(B)    Settlement Title Clearing-funds in transit to Seller as a result of or relating to home sales that have already been closed.
(C)    Accrued Revenue-funds in transit to Seller as a result of or relating to home sales that have already been closed.
(D)    That certain Consulting Agreement by and between BK Residential Construction, LLC and DVR Properties, Inc., dated June 1, 2009.
(E)    That certain Construction Agreement between BK Residential Construction, LLC and Legendary Consulting, Inc.; provided, however, Selling Parties agree to cause Legendary Consulting, Inc. to assign to BK Residential Construction, LLC before Closing, or to Buyer at Closing, all of Legendary Consulting's rights to any house plan designs.
(F)    Four vehicles:
(i)    2006 Hummer H2
(ii)    2005 Ford F-250
(iii)    2013 Toyota Tundra
(iv)    2014 Lexus RX350

APA SCHEDULE 1.4A(1)
Sample Balance Sheet

As attached.
* Confidential information on this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

*

APA SCHEDULE 2.1
Conduct of Business Pending Closing

None.

APA SCHEDULE 2.6
Cost of Licenses and Permits
As provided by Section 2.6 and Section 3.1 of the Agreement, Seller will ensure that all obligations related to the License Holders, whether as to remuneration or reimbursement of fees incurred as License Holder, will be current through Closing.

APA SCHEDULE 3.1
Vacation Accruals
(as of July 1, 2014)

Employee Information	State	Title	Total Vacation and PTO Accrual	Payroll Taxes (9%)
Agan, Timothy S.	GA	Warranty Technician	$ (280.29)	$ (25.23)
Akins, David	SC	Project Manager	636.06	57.25
Allen, Patricia	SC	Assistant Agent	0	0
Bahr, Jessica	GA	Director of Marketing	3,040.87	273.68
Bartell, James R.	GA	Residential Drafter	192.31	17.31
Batiste, Lisa	GA	Assistant Agent	720.00	64.80
Batson, David J.	SC	Project Manager	(55.77)	(5.02)
Beal, Henry G.	SC	Project Manager	1,216.35	109.47
Bearden, Arnold B.	GA	Sales Manager-GA Division	1,850.96	166.59
Bell, Jason A.	SC	Project Manager	768.27	69.14
Bentzel, Mary	SC	Assistant Agent	0	0
Black, Jason	NC	Project Manager	1,211.54	109.04
Boatright, D'ann M.	GA	Senior Purchasing Analyst	168.27	15.14
Boatright, Malcolm C.	GA	Vice President-Operations	649.04	58.41
Bowers, Pricilla	SC	Design Coordination Specialist	389.42	35.05
Branam, Christina M.	SC	Assistant Agent	245.67	22.11
Bresette, Anna	SC	Assistant Agent	0	0
Butler, Benjamin	GA	Construction Mgr.-GA Division	432.69	38.94
Camp, Barry D.	GA	Purchasing Analyst	782.00	70.38
Childers, Brandon K.	GA	Project Manager	(79.33)	(7.14)
Coggins, William	SC	Assistant Agent	0	0
Cooper, James P.	GA	Project Manager	$ (83.65)	$ (7.53)
Crim, Nathan A.	GA	Purchasing Coordinator	70.19	6.32
Cunningham, Lindsey	SC	Assistant Agent	615.00	55.35
Danneman, Adam	NC	Division Manager-NC	(1,298.08)	(116.83)
Darnell, Elizabeth	SC	Assistant Agent	0	0
Davis, Casandra	SC	Assistant Agent	78.00	7.02
Duckworth, Michael	GA	Assistant Agent	840.00	$ 75.60
Dulany, Shannon N.	SC	Design Coordination Specialist	692.31	62.31
Elkins, Melissa	GA	Marketing Assistant	71.15	6.40
Ellis, Stephen	SC	Warranty Manager	289.90	26.09
Erwin, William	SC	Project Manager	784.62	70.62
Etheredge, Beebe	SC	Assistant Agent	286.00	25.74
Finch, Shoan D.	GA	Sr. Financial Analyst/Loan Mgr.	471.15	42.40
Finnegan, Ray	NC	Project Manager	461.54	41.54
Fleming, Cathy	SC	Assistant Agent	0	0

Gaines, Danny	GA	Project Manager	1,400.00	126.00
Gerard, Meredith A.	SC	Office Manager	394.23	35.48
Gestwicki, Zachary	SC	Marketing Assistant	0	0
Gilbert, Mona	GA	Ops. Mgr./Closing Coordinator	487.50	43.88
Gill, Randall W.	GA	Project Manager	538.94	48.50
Green, Daniel L.	SC	Project Manager	336.54	30.29
Grubba, Bruce	SC	Assistant Agent	0	0
Harper, Mark L.	SC	Signage	1,730.77	155.77
Harvey, Michael B.	SC	Warranty Technician	632.69	56.94
Hayes, Adam	GA	Project Manager	$ 298.08	$ 26.83
Hicks, Brandy	GA	Director of Residential Design	612.98	55.17
Hudgins, Brittany	SC	Construction Coordinator	130.00	11.70
Hyde, David	GA	Senior Purchasing Coordinator	740.38	66.63
Jefferson, Lucinda	SC	Assistant Agent	435.00	39.15
Jennings, James	GA	Project Manager	406.25	36.56
Jones, Kelly	NC	Assistant Agent	0	0
Jones, Michael	SC	Assistant Agent	0	0
Jones, Regina	SC	Assistant Agent	0	0
Jordan, Keandra	SC	Assistant Agent	0	0
Justice, Marsha H.	SC	Assistant Agent	90.00	8.10
Kell, Serenia	GA	Staff Accountant	178.37	16.05
Kirchinger, Jeffrey S.	NC	Warranty Technician	1,588.46	142.96
Krieg, Penny	SC	Assistant Agent	403.00	$ 36.27
Kyker, James	SC	Sales Manager-SC Division	1,548.08	139.33
Land, Brenda	GA	Special Pricing Manager	1,038.46	93.46
Lauritzen, Lucas T.	GA	Director of Purchasing	0	0
Logel, Adrienne	SC	Marketing Manager	561.54	50.54
Long, Anthony C.	GA	Project Manager	800.00	72.00
Lunde, Helen	GA	Assistant Agent	0	0
Luton, Scott	GA	Project Manager	536.54	48.29
Machado, Lou	NC	Warranty Technician	865.38	77.88
Machler, Ron	GA	Office Manager	0	0
Madden, Patrick	GA	President	0	0
Mangan, Joshua	SC	Area Project Manager	$ 144.23	$ 12.98
Matthews, Iy Jae Hae	SC	Assistant Agent	(210.00)	(18.90)
McCullough, Sara	GA	Senior Residential Designer	1,778.85	160.10
McDowell, James C.	GA	National Safety/Warranty Manager	674.52	60.71
Means, Richard "Bo"	GA	Owner	0	0
Melton, Brandon M.	NC	Project Manager	836.54	75.29
Metz, Jason	GA	Project Manager	264.42	23.80
Miller, Brittany	GA	Construction Coordinator	153.85	13.85
Miller, Sandra	NC	Assistant Agent	0	0
Mills, Candace	SC	Sales Coordinator	423.08	38.08
Mills, Ernest M.	SC	Project Manager	1,125.00	101.25
Mitchell, Lloyd	SC	Project Manager	504.81	45.43
Moore, Randy	GA	Associate Project Manager	144.23	12.98

Mullee, Jennifer	NC	Assistant Agent	216.00	19.44
Mullins, Kevin	GA	Sales Assistant	144.23	12.98
Murphy, Patrick	SC	Division Manager-SC	2,982.69	268.44
Navarre, Stephanie S.	SC	Permit Specialist	103.37	9.30
Neal, Lauren G.	SC	Closing Coordinator	363.46	32.71
Neal, Robert W.	SC	Project Manager	836.54	75.29
Paternostro, Rick A.	GA	COO/CFO	6,250.00	562.50
Penland, Kenneth R.	SC	Area Project Manager	1,478.37	133.05
Popham, Alexander T.	GA	Permit Specialist	(31.73)	(2.86)
Powell, Leonard	GA	Controller	2,942.31	264.81
Pryor, Teresa M.	SC	Systems Training Coordinator	702.88	63.26
Raines, Emily	SC	Assistant Agent	0	0
Reinhart, Lawrence	GA	Pricing Manager	(300.00)	(27.00)
Reynolds, Chandler E.	GA	Associate Project Manager	(79.33)	(7.14)
Rice Jr, William J.	GA	Associate Project Manager	438.46	39.46
Richards, Mitzi C.	SC	Design Coordination Specialist	225.00	20.25
Richardson, Darien K.	SC	Warranty Technician	46.15	4.15
Roper, Donna	SC	Assistant Agent	0	0
Ross, John J.	SC	Warranty Technician	1,039.42	93.55
Salthouse, Carol L.	SC	Assistant Agent	689.00	62.01
Sanchez, Benjamin	GA	Warranty Technician	424.04	38.16
Schartle, Allen "Chris"	GA	Project Manager	100.96	9.09
Schell Jr, Richard J.	NC	Project Manager	937.50	84.38
Scott Jr, Charles E.	GA	Residential Drafter	76.92	6.92
Scott, Donald	SC	Project Manager	1,218.75	109.69
Sissel, Michael W.	SC	Warranty Technician	951.92	85.67
Sittig, Donna	SC	Assistant Agent	0	0
Smith, Andrew R.	SC	Construction Mgr.-SC Division	1,375.00	123.75
Smith, Hannah L.	GA	Accounts Payable	495.00	44.55
Smith, Luther E.	SC	Project Manager	611.54	55.04
Stamps, Nicole V.	GA	Assistant Agent	840.00	75.60
Stellakis, Denise A.	NC	Assistant Agent	840.00	75.60
Storey, David M.	NC	Project Manager	2,052.88	184.76
Streetman, John E.	GA	Project Manager	(504.81)	(45.43)
Suchka, Bradley	SC	Project Manager	(302.88)	(27.26)
Taute, Ingrid C.	GA	Manager-Land Acquistion	$ 3,961.54	$ 356.54
Taylor, Steven "Kip"	GA	CEO	0	0
Taylor, Terry R.	GA	Staff Accountant	(1,008.00)	(90.72)
Taylor, Vicki	GA	Administrative Assistant	(57.00)	(5.13)
Thomas, Louise	SC	Assistant Agent	285.00	25.65
Torricos, Sergio A.	SC	Assistant Agent	689.00	62.01
Trejo, Jessica	SC	Assistant Agent	210.00	18.90
Tucker, Sheila	SC	Assistant Agent	90.00	8.10
Turner, Alison	GA	Marketing Assistant	(300.00)	(27.00)
Turnier, Troye	GA	Assistant Agent	0	0
Upton, Lawrence	SC	Assistant Agent	0	0

Walton, Melanie L.	GA	Purchasing Coordinator	807.69	72.69
Weems, Jeffrey A.	SC	Project Manager	1,326.92	119.42
West, Vaughn H.	SC	Area Project Manager	(1,730.77)	(155.77)
Witherspoon, Brett L.	SC	Area Project Manager	1,875.00	168.75
Woodall, Tracy	SC	Assistant Agent	84.00	7.56
Young, Jordan L.	SC	Project Manager	2,134.62	192.12
Zehel-Henderson, Teresa	SC	Assistant Agent	165.00	14.85
TOTALS			72,455.56	6,521.00

APA SCHEDULE 3.6A(6)
Affiliate Property
Certain Selling Parties (or their affiliates) other than Seller own or control certain residential land and lots and related community improvements in the projects set forth in the following table:

Community Name	Location	Lots Owned by Affiliate / (Lot Numbers)	Affiliate Entity
Briarcrest	Town of Waxhaw, Union County, NC	41 / (1, 14, 15, 28, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46, 47, 48, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66, 67, 68, 69, 70, 71, 72, 73)	MMB Development Four, LP
Hunter's Ridge	City of Travelers Rest, Greenville County, SC	23 / (1, 2, 3, 4, 5, 23, 24, 26, 27, 28, 31, 33, 35, 43, 45, 46, 57, 62, 64, 65, 66, 67, 68)	BK Residential Ventures, LLC
Lakeside Preserve	City of East Point, Fulton County, GA	272^	Lakeside Preserve Associates, LLC
McRae Park	City of Simpsonville, Greenville County, SC	9 / (14, 20, 27, 31, 38, 39, 40, 41, 50)	McRae Park Ventures, LLC
Mirabella	City of Huntersville, Mecklenburg County, NC
150 / (6, 27, 28, 38, 39, 43, 44, 103, 104, 105, 106, 107, 108, 109, 110, 111, 112, 113, 114, 115, 116, 117, 118, 119, 120, 121, 122, 123, 124, 125, 126, 127, 128, 129, 130, 131, 132, 133, 134, 135, 136, 137, 138, 142, 143, 144, 145, 146, 147, 148, 149, 150, 156, 157, plus raw land potentially yielding 96 future lots as referenced in the site plan)
MMB Development Eleven, LP
Palmer Falls	City of Douglasville, Douglas County, GAia	29 / (3, 238, 239, 242, 246, 247, 255, 256, 257, 262, 263, 265, 279, 280, 282, 283, 284, 285, 286, 287, 288, 289, 294, 295, 296, 297, 298, 301, 307)	BK Residential Ventures, LLC
The Cove at Savannah Pointe	City of Simpsonville, Greenville County, SC	6 / (45, 46, 47, 48, 74, 75)	BK Residential Ventures, LLC
Summerwood	Mecklenburg County, NC	7 / (341, 342, 343, 348, 365, 366, 367)	BK Residential Ventures, LLC

Thompson Road Tract (Watson Tract)	Greenville County, SC	33 / (1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33)	BK Residential Ventures, LLC
Community Name	Location	Lots Controlled by Affiliate	Affiliate Entity
Ridge Road Tract (Charlotte)*	Town of Indian Trail, Union County, NC	Raw land potentially yielding 207 future lots	BK Residential Ventures, LLC

*BK Residential Ventures, LLC does not intend to entitle and develop the Ridge Road Tract in Charlotte. Alternatively, Buyer, Seller, and BK Residential Ventures, LLC have agreed that BK Residential Ventures, LLC will assign any and all of its rights relating to the property to Buyer at Closing, after which time Buyer may develop the property if it so chooses.
^ Partially developed land potentially yielding 127 future lots and the following lot numbers: 6, 9, 10, 14, 17, 18, 19, 20, 25, 27, 28, 35, 36, 37, 39, 40, 129, 130, 131, 132, 133, 135, 136, 137, 139, 144, 145, 146, 151, 152, 153, 154, 155, 157, 161, 162, 163, 175, 176, 177, 178, 181, 185, 196, 214, 215, 216, 217, 218, 219, 220, 221, 222, 223, 224, 225, 226, 227, 228, 229, 230, 231, 232, 233, 234, 235, 236, 237, 238, 239, 240, 241, 242, 243, 245, 248, 249, 266, 271, 276, 285, 286, 287, 288, 289, 290, 291, 292, 293, 294, 295, 296, 297, 298, 299, 300, 301, 302, 303, 304, 306, 307, 308, 309, 311, 312, 313, 314, 315, 316, 317, 320, 323, 341, 401, 402, 403, 404, 405, 406, 407, 408, 409, 410, 411, 412, 413, 414, 442, 443, 444, 445, 446, 447, 448, 449, 450, 451, 452, 453, 454, 455, 456, 457, 458.

APA SCHEDULE 3.7A
Surveys
Seller has provided Buyer with those certain surveys for the following Real Property projects uploaded to the Data Room on or before June 30, 2014, and, pursuant to Section 4.3J of the Agreement, Seller will continue to update this schedule prior to Closing:    Abington Park
Abner Creek
Adams Manor*
Airy Springs
Alexander Farms
Annandale
Bellagio
Bordeaux
Briarcrest
Bridgewater
Cater Grove
Chandler Lake
Clear Springs
Covered Bridge
Dawson Pointe
Estates of Old Atlanta
The Falls at Cascade
Handsmill
Hawthorne Ridge
Hembree Station
Heritage Point
Hillside at Riverstone

Hopewell Manor
Ivy Grove
Kellswater Bridge*
Kensington Park
Kilgore Farms
Knights Bridge
Lakeside Preserve
Latta Springs
Leafmore Woods
Liberty Plantation
Lost River*
Merrion Park
Mirabella
Mystic Vineyard
Omega Farms
Orchards at Reidville
Providence Square
River Vista
Reserve at Green Valley
Shellbrook Plantation
Somersport
Southwind
Springbrooke Estates
Sterling Estates
Telfair*

The Point at Rock Springs
Victoria Park
Vineyards
Watson Road Tract*
West River Place

*Only a site plan has been provided.

APA SCHEDULE 3.7C
Disapproved Title Exceptions

[To be completed by Buyer prior to Closing.]